Exhibit 10.35


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                  AMENDED AND RESTATED SALE PURCHASE AGREEMENT

                                     BETWEEN

                     THE READER'S DIGEST ASSOCIATION, INC.,

                                                        SELLER

                                       AND

               GAP III PROPERTIES LLC AND SUMMIT DEVELOPMENT, LLC,

                                                        JOINTLY AS, PURCHASER




      DATED AS OF NOVEMBER 18, 2004, BUT EFFECTIVE AS OF SEPTEMBER 10, 2004




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                                TABLE OF CONTENTS

                                                                       Page


1.         Sale of Premises...............................................1

2.         Purchase Price.................................................2

3.         Apportionments.................................................5

4.         Due Diligence Period and Closing Date..........................8

5.         Title; Permitted Encumbrances.................................11

6.         Option Premises...............................................14

7.         Representations and Warranties................................21

8.         Closing Costs.................................................27

9.         Conditions Precedent to Closing...............................27

10.        Documents to be Delivered by Seller at Closing................29

11.        Documents to be Delivered by Purchaser at Closing.............32

12.        Operation of the Premises prior to the Closing Date...........33

13.        As Is.........................................................35

14.        Broker........................................................37

15.        Casualty; Condemnation........................................38

16.        Remedies......................................................39

17.        Purchaser's Access to the Premises............................40

18.        Escrow........................................................41

19.        Assignment....................................................44

20.        Access to Records.............................................45

21.        Notices.......................................................45

22.        Property Information and Confidentiality......................47

23.        Miscellaneous.................................................48



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LIST OF SCHEDULES

1.         Definitions
2.         Description of the Land
3.         Permitted Encumbrances
4.         Leases and Security Deposits
5.         Actions
6.         Contracts
7.         Fixtures, Machinery, Equipment and Furniture
8.         Description of the Option Parcels
9.         Option Permitted Encumbrances
10.        Excluded Property
11.        Motor Vehicles
12.        Escrow Agent Wiring Instructions
13.        Environmental Areas of Concern
14.        Title Objection Letter


LIST OF EXHIBITS

A          Bargain and Sale Deed
B          Lease Assignment
C          Contract and Permit Assignment
D          Bill of Sale
E          Notice to Tenants
F          Estoppel Certificate
G          Seller's FIRPTA Affidavit
H          Form of Owner's Title Certificate
I          Triple Net Lease
J          Mortgage
K          RDA Ground Lease Memorandum
L          Ground Lease Memorandum
M          Gross Lease
N          Declaration of Easements and Operating Agreements
O          Memorandum of Option
P          Memorandum of Interest in Net Profit
Q          Memorandum of Triple Net Lease




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           THIS AMENDED AND RESTATED SALE PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November 18, 2004, but effective as of the 10th day of September, 2004 (the "EFFECTIVE DATE"), by and between THE READER'S DIGEST ASSOCIATION, INC., a Delaware corporation ("SELLER"), and GAP III PROPERTIES LLC, a Delaware limited liability company, and SUMMIT DEVELOPMENT, LLC, a Connecticut limited liability company (collectively, the "PURCHASER"). All initially capitalized terms as used in this Agreement shall, unless otherwise defined in the main body of this Agreement, have the meanings given to such terms in Schedule 1 attached hereto.

                               W I T N E S S E T H

           WHEREAS, Seller is the owner of the Premises (as defined below) located at 480 Bedford Road, Town of New Castle, New York;

           WHEREAS, Seller and Purchaser entered into that certain Sale-Purchase Agreement dated as of September 10, 2004, which Sale-Purchase Agreement has been amended pursuant to that certain Amendment of Sale-Purchase Agreement dated as of October 8, 2004, that certain Second Amendment of Sale-Purchase Agreement dated as of October 15, 2004, that certain Third Amendment of Sale-Purchase Agreement dated as of October 21, 2004, that certain Fourth Amendment of Sale-Purchase Agreement dated as of October 27, 2004, that certain Fifth Amendment of Sale-Purchase Agreement dated as of November 4, 2004, that certain Sixth Amendment of Sale-Purchase Agreement dated as of November 11, 2004, that certain Seventh Amendment of Sale-Purchase Agreement dated as of November 15, 2004, that certain Eighth Amendment of Sale-Purchase Agreement dated as of November 16, 2004, that certain Ninth Amendment of Sale-Purchase Agreement dated as of November 17, 2004, that certain Tenth Amendment of Sale-Purchase Agreement dated as of November 17, 2004 and that certain Eleventh Amendment of Sale-Purchase Agreement (as so amended, the "ORIGINAL SALE-PURCHASE AGREEMENT");

           WHEREAS, pursuant to the Original Sale-Purchase Agreement, Purchaser is to acquire the Premises from Seller; and

           WHEREAS, Seller and Purchaser desire to amend and restate in its entirety the Original Sale-Purchase Agreement.

           NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

           1. Sale of Premises. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, fee simple title in and to all of that certain plot, piece and parcel of land located in the Town of New Castle, New York, containing approximately 114 acres, as more particularly described in
Schedule 2 annexed hereto and made a part hereof (the "LAND"), together with (i) the buildings and other improvements situated on the Land (the "BUILDINGS"),
(ii) all right, title and interest of Seller in and to all fixtures, machinery, equipment, supplies, tools and furniture, used solely in the operation and


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maintenance of the Buildings and the Land, identified in Schedule 7 annexed hereto and made a part hereof (the "FIXTURES") (it being specifically acknowledged that the items set forth in Schedule 10 annexed hereto and made a part hereof are not included as part of the Fixtures to be conveyed to Seller pursuant to this Agreement), (iii) all right, title and interest of Seller in and to (x) all leases, subleases, licenses, antenna and telecommunications agreements, as amended from time-to-time prior to the Effective Date or in accordance herewith, and other occupancy agreements for leasing of space at the Land and the Buildings, identified in Schedule 4 annexed hereto and made a part hereof (collectively, the "LEASES"), and (y) all security deposits under the Leases, whether in the form of cash, collateral, letters of credit or any other form (collectively, the "SECURITY DEPOSITS"), (iv) all of Seller's right, title and interest, if any, in and to all certificates of occupancy and other permits, licenses, authorizations, entitlements, easements, mineral rights, rights in adjoining public streets and water, and other intangible property, if any, appurtenant to the Land and the Buildings and all renewals thereof, substitutions therefore and additions thereto (collectively, the "PERMITS"),
(iv) all of Seller's right, title and interest, if any, in and to all agreements affecting the Land and the Buildings, and all renewals thereof, substitutions therefor and additions thereto, including, without limitation, purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements and service contracts, warranties and guaranties, to the extent assignable and subject to Seller obtaining any necessary consents (other than any labor, employment, management, leasing or brokerage agreements), but excluding the Leases and such Contracts that Purchaser elects to have terminated pursuant to Section 10(p) hereof (collectively, the "CONTRACTS"), (v) all of Seller's right, title and interest, if any, in and to all plans and specifications for the Buildings, including without limitation construction drawings, blueprints, design schematics and shop drawings, and any studies, analyses, reports and other written materials pertaining to the condition of the Buildings (the "PLANS AND SPECIFICATIONS") and (vi) all of Seller's right, title and interest in and to the motor vehicles set forth on Schedule 11 attached hereto and made a part hereof (the "MOTOR VEHICLES"), (the Land, the Buildings, the Leases and Security Deposits, the Fixtures, the Permits, the Contracts, the Plans and Specifications and the Motor Vehicles being hereinafter sometimes collectively referred to as the "PREMISES"). Notwithstanding the foregoing, Purchaser and Seller agree to cooperate in good faith in order to review Schedules 7 and 10 prior to Closing in order to determine which items should be removed from Schedule 10 and added to Schedule 7 as a result of the inclusion of the improvements located on Parcel A (as such term is defined in the Declaration of Easements (hereinafter defined) ) as part of the "Premises" following the date on which those Schedules were prepared.

           2. Purchase Price. The purchase price to be paid by Purchaser to Seller for the Premises (the "PURCHASE PRICE") is Fifty Seven Million Two Hundred Forty Thousand One Hundred and Four and 17/100 Dollars ($57,240,104.17). The Purchase Price shall be adjusted in accordance with this Agreement, shall be subject to apportionment as provided in Section 3, and shall be payable as follows:

           (a) One Hundred Thousand and No/100 Dollars ($100,000.00) (the "LOI DEPOSIT") within two (2) business days after the Effective Date, by a bank wire transfer of immediately available funds to an escrow account designated by Weil, Gotshal & Manges LLP, acting as escrow agent (the "ESCROW AGENT"). The LOI Deposit shall be held and disbursed by Escrow Agent in accordance with the terms of Section 18. In the event Purchaser timely elects to terminate this Agreement


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on or prior to the expiration of the Due Diligence Period, the LOI Deposit shall be delivered to Purchaser not later than the second business day after the delivery of Purchaser's Termination Notice to Seller.

           (b) Nine Hundred Thousand and No/100 Dollars ($900,000.00) (the "ADDITIONAL DEPOSIT"; the LOI Deposit together with the Additional Deposit and, to the extent deposited under Section 4(f), the Extension Deposit, being collectively the "DEPOSIT") within two (2) Business Days after the expiration of the Due Diligence Period (unless Purchaser terminates this Agreement during the Due Diligence Period), by a bank wire transfer of immediately available funds to an escrow account designated by the Escrow Agent. The Deposit shall be held and disbursed by Escrow Agent in accordance with the terms of Section 18. If the Closing shall occur, Seller shall be entitled to receive the Deposit, and such amount shall be credited against the Purchase Price; provided, that any interest on the Deposit shall accrue to the benefit of Purchaser, and at Purchaser's option, shall be delivered to Purchaser at the Closing or paid to Seller at the Closing and credited against the Purchase Price.

           (c) The Deposit shall be non-refundable unless (i) Seller defaults in Seller's obligation to sell the Premises as required by this Agreement, and Purchaser (A) is not in default with respect to any of Purchaser's obligations under the Agreement, and (B) is otherwise ready, willing and able to purchase the Premises on the Closing Date, (ii) Purchaser timely elects to terminate this Agreement pursuant to the provisions of this Agreement allowing Purchaser to terminate this Agreement and receive a return of the Deposit (including, without limitation, the termination of this Agreement by Purchaser pursuant to Section 4(d), Section 5(b)(ii), Section 7(a)(iii), Section 9(c), Section 15(a), Section 15(b) or Section 16(b) hereof), (iii) any of the conditions precedent set forth in Section 9 of this Agreement are not satisfied or (iv) this Agreement is terminated pursuant to Section 4(e).

           (d) Subject to the apportionments and credits set forth in this Agreement, Forty Eight Million Five Hundred Thousand and No/100 Dollars ($48,500,000) of the Purchase Price shall be paid at the Closing by bank wire transfer of immediately available funds to Seller's account or to the account or accounts of such other party or parties as may be designated by Seller in writing to Purchaser by the Closing Date; provided, however, that the Deposit shall be applied towards the payment of such $48,500,000 at the Closing.

           (e) The remaining Eight Million Seven Hundred Forty Thousand One Hundred and Four and 17/100 Dollars ($8,740,104.17) balance of the Purchase Price shall be paid by Purchaser to Seller, by bank wire transfer of immediately available funds, not later than the second anniversary of the Closing Date, such obligation to be evidenced by a Promissory Note in form and substance satisfactory to each of Seller and Purchaser (the "NOTE"), which Note shall have an interest rate of 6.965%, compounded annually, and secured by a first mortgage on the Premises in the form of Exhibit J annexed hereto and made a part hereof (THE "MORTGAGE"), which Note and Mortgage may be prepaid at any time subject to a prepayment premium acceptable to Seller and Purchaser. On the Mortgage Termination Date, Seller shall (i) cause the Mortgage to be released of record by the delivery to Purchaser of a satisfaction of mortgage duly executed and notarized by Seller in form reasonably acceptable to Seller and Purchaser or
(ii) upon request of Purchaser and upon compliance by Purchaser with the provisions of Section 275 of the Real Property Law of the State of New York, cooperate with Mortgagor to assign the Mortgage to a lender, provided that


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Purchaser pays all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Seller in connection with such assignment. Purchaser's obligation to pay the indebtedness evidenced by the Note shall be absolute and unconditional, without any right of set-off or deduction.

           (f) As additional consideration for the transactions set forth herein, Purchaser shall pay to Seller an amount not to exceed One Million and No/100 Dollars ($1,000,000) (the "ADDITIONAL CONSIDERATION") as follows:

           (i) The Additional Consideration shall be paid by wire transfer of immediately available funds by Purchaser to Seller not later than ninety (90) days following the Rezoning Date; provided, however, that if the Rezoning Date does not occur on or before the fourth (4th) anniversary of the Closing Date, Purchaser's obligation to pay the Additional Consideration to Seller shall automatically terminate. Notwithstanding the foregoing, in the event (A) the Premises has not been rezoned for residential or Age Restricted Housing purposes in a manner which would allow the Premises to be developed substantially in accordance with the development plan submitted by Purchaser to the applicable governmental authorities in connection with Purchaser's application to obtain the Governmental Approvals and (B) Purchaser sells the Premises to an un-affiliated third party, then Purchaser shall have no obligation to pay the Additional Consideration to Seller. As used herein, the term "REZONING DATE" shall mean the date on which all of the following shall have occurred: (1) the Premises, or a sufficient portion thereof, shall have been rezoned for residential or Age Restricted Housing purposes in a manner that would permit the redevelopment of the Premises by Purchaser and Purchaser is willing to proceed with such redevelopment (the "ACCEPTABLE REZONING"), (2) all applicable time periods for appeal of such rezoning have expired and (3) all litigation applicable to the rezoning commenced on or prior to the expiration of such appeal period is resolved with prejudice or a final non-appealable judgment in Purchaser's favor has been rendered.

           (ii) Except as otherwise set forth in this Section 2(f), Purchaser's obligation to pay the Additional Consideration to Seller shall be absolute and unconditional, without any right of set-off or deduction, and shall be secured by the Mortgage; provided, however, in the event that (1) the Additional Consideration has not been earned within the first four (4) years of the Closing Date, and provided that the Additional Consideration earned during such four (4) year period has been paid to Seller, Seller shall cause the Mortgage to be released (or assigned in accordance with Section 2(e)), (2) Purchaser has applied for the Governmental Approvals but such Governmental Approvals are refused or denied by the applicable authorities, or (3) the Premises has not been rezoned for residential or Age Restricted Housing purposes in a manner which would allow the Premises to be developed substantially in accordance with the development plan submitted by Purchaser to the applicable governmental authorities in connection with Purchaser's application to obtain the Governmental Approvals and Purchaser sells the Premises to an un-affiliated third party, following written request from Purchaser, Seller shall cause the Mortgage to be released (or assigned in accordance with Section 2(e)) with respect to any portion of the Premises which is the subject of (x) a bona fide third party sale or (y) a financing secured by a third party mortgage; provided, however, that no such release or assignment of the Mortgage pursuant to this sub-clause (2) shall relieve Purchaser from its obligation to pay to Seller the Additional Consideration to the extent same is earned pursuant to this Section 2(f).

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           (iii) The provisions of this Section 2(f) shall survive the Closing.

           3. Apportionments.

           (a) The following shall be apportioned between Seller and Purchaser at the Closing as of 12:01 a.m. of the Closing Date:

           (i) general real estate, personal property and ad valorem taxes and assessments for the Premises (other than same applicable to the RDA Land, which amounts shall be the responsibility of Seller, in its capacity as lessee, under the Triple Net Lease) on the basis of the fiscal years, respectively, for which same have been assessed. If any such taxes or assessments are payable in installments all installments due through the Closing together with the accrued but unpaid portion of any other installments not yet due as of the Closing shall be prorated based on the periods of time covered by such installments as set forth in Section 3(g) below;

           (ii) water, sewer and front foot benefit charges, and charges for electricity, gas, telephone and other utilities, license and permit fees, in each case applicable to the Premises;

           (iii) value of fuel used in connection with the Premises (to the extent not accounted for pursuant to clause (ii) above), at Seller's cost, including any taxes, on the basis of a reading performed within one (1) day prior to the Closing or as close thereto as reasonably practical by Seller's supplier;

           (iv) rent (including base and additional rent) and other charges under the Leases;

           (v) charges and payments under Contracts not terminated at Closing or renewals or replacements thereof permitted by this Agreement;

           (vi) any prepaid items applicable to the Premises, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees;

           (vii) all other income and expenses relating to the Premises; and

           (viii) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Premises and located in the vicinity of the Premises.

           (b) If the Closing shall occur before a new real estate tax rate is fixed for the Land, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing in accordance with Section 3(f).


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           (c) (i) Any and all Security Deposits, prepaid rent for periods after
Closing and all interest earned thereon shall be a credit to Purchaser at Closing. Seller shall assign to Purchaser, and shall be entitled to credit for, the deposits, if any, made by Seller in connection with the provision of electric, sewer, water, telephone and other utility services to the Premises.

           (ii) If on the Closing Date any tenant is in arrears under a Lease in the payment of rent or Additional Rents (hereinafter defined) or has not paid the rent or Additional Rents payable by it and which is attributable to the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents or Additional Rents received by Purchaser or Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority: (A) first, to rents and Additional Rents attributable to the month in which the Closing occurred, (B) second, to rents and Additional Rents attributable to the month preceding the month in which the Closing occurred and which are due and payable, and (C) third, to rents and Additional Rents attributable to the months following the month in which the Closing occurred; provided, however, if any rental payment specifies that such rental payment is attributable to a particular period, then such rental payment shall be applied to the period so specified. If rents or Additional Rents or any portion thereof received by Seller or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party within ten (10) Business Days after receipt thereof.

           (iii) If any tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, utility charges, operating expenses and maintenance escalation rents or charges, cost of living increases or other charges of a similar nature pursuant to and in connection with any Lease (collectively, the "ADDITIONAL RENTS"), and any Additional Rents are collected by Purchaser from a tenant after the Closing Date, then such Additional Rents shall be equitably apportioned based on the period for which collected and applied in the same order of priority as is set forth in Section 3(c)(ii) and Purchaser shall promptly pay to Seller out of such sums received from such tenant the amount specified in the preceding clause (ii) and this clause (iii).

           (iv) In the event Seller and Purchaser cannot agree upon the amount or method of any apportionments required to be made pursuant to this Section 3(c), then Seller and Purchaser shall make such apportionments to which they agree at the Closing, and within ten (10) Business Days of the Closing Date, Purchaser and Seller shall retain a third party expert reasonably acceptable to both Seller and Purchaser, which third party expert shall conclusively determine the item or items in dispute, and within ten (10) Business Days of such determination the proper party shall be reimbursed in accordance with such determination. Seller and Purchaser shall share equally in the costs and expenses of any such third party expert. The obligations set forth in this
Section 3(c)(iv) shall survive the Closing for a period of one hundred eighty
(180) days after the Closing Date.

           (v) The provisions of this Section 3(c) shall survive the Closing for a period of one (1) year.

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           (d) For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Premises, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made by the parties at Closing on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year, and shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use their commercially reasonable efforts to make such adjustments no later than sixty (60) days after the Closing (except with respect to property taxes and amounts payable by any tenant, which shall be adjusted within sixty (60) days after the actual amounts are known) . In any event, all items (other than property taxes and amounts payable by any tenant) shall be final and not subject to further adjustment on the date which is six (6) months after the Closing Date, except as specifically provided in this Agreement to the contrary. Without limiting the generality of the foregoing, Seller and Purchaser hereby agree that with respect to any year end reconciliations of reimbursable expenses under the Leases, Seller and Purchaser shall cooperate to complete such reconciliations as soon as possible after the Closing, with Seller responsible for amounts owing to tenants under the Leases, and entitled to Rents (hereinafter defined) payable by tenants under the Leases (as the case may be) , with respect to periods prior to the Closing, and with Purchaser responsible for amounts owing to tenants under the Leases, and entitled to Rents payable by tenants under the Leases (as the case may be), with respect to periods from and after the Closing. Purchaser shall receive a credit at Closing for the prorated amount of all Rent previously paid by tenants and attributable to any period from and after the Closing Date. Seller shall not receive a cash credit for any rent due and owing by tenants and not paid as of the Closing Date but shall be entitled to the rights set forth in Section 3(c)(ii). The provisions of this Section 3(d) shall survive the Closing.

           (e) If there is a water meter on the Premises, Seller shall furnish a reading to a date not more than five (5) Business Days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

           (f) If any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one hundred eighty (180) days after the Closing Date as hereinafter provided. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a Closing apportionment unless within the aforestated 180-day period either Purchaser or Seller (i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given notice thereof to the other party, together with a copy of its good faith recomputation of the


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apportionment and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within one hundred eighty (180) days after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. The provisions of Section 3(f) shall survive the Closing.

           (g) If, on the Effective Date or the Closing Date, the Premises or any part thereof shall be affected by any assessment or assessments which are or may become payable in installments, then any such assessment shall be prorated between the Seller and the Purchaser and shall be divided between Seller and Purchaser in accordance with the apportionment of taxes pursuant to the provisions of this Agreement, and all the unpaid installments of any such assessment which are to become due and payable on or after the Closing Date and attributable to the period on or after the Closing Date shall be assumed by Purchaser without abatement of the Purchase Price.

           (h) Charges for all electricity, steam, telephone, gas and other utility services at the Premises (collectively, "UTILITIES") shall be billed to Seller's account up to the Closing Date and, from and after the Closing Date, all utilities shall be billed to Purchaser's account. If for any reason such changeover in billing is not practicable as of the Closing Date, as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) Business Days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment. Seller shall use reasonable efforts to schedule utility meter readings with five (5) business days of the Closing Date.

           (i) To the extent the same are ascertainable on the Closing Date, if the computation of the aforementioned apportionments shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price payable by Purchaser on the Closing Date. To the extent the same are ascertainable on the Closing Date, if such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid to Seller by Purchaser on the Closing Date in accordance with Section 2(d).

           4. Due Diligence Period and Closing Date.

           (a) Notwithstanding anything to the contrary contained herein, Purchaser and Purchaser's directors, officers, employees, Affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers, prospective lenders, the title company insuring Purchaser's title to the Premises (the "TITLE COMPANY"), advisors and operators and developers of Age Restricted Housing, homebuilders, prospective tenants, government agencies (including municipalities and quasi-municipalities), public officials, architects, surveyors and other persons with whom Purchaser has entered into material discussions for participation in the redevelopment of the Premises (collectively, "PURCHASER'S REPRESENTATIVES") shall have until 4:00 p.m. EST on November 8, 2004 (the "DUE DILIGENCE PERIOD"), to examine title to the Premises, to inspect the physical and financial condition of the Premises (including, without limitation, performing environmental tests and inspections and geotechnical analysis subject to the provisions of Section 17), to review the


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Property Information and to otherwise conduct any due diligence as Purchaser determines is necessary (in Purchaser's sole discretion). Seller shall reasonably cooperate with Purchaser's examinations and inspections of the Premises at no cost to Seller. To the extent available, Seller shall provide Purchaser and Purchaser's Representatives with copies and/or access to the most recent survey, the most recent title insurance policy, leases and service agreements and the most recent real estate tax bills relating to the Premises, and such other documents in Seller's possession or control that are material to the operation or condition of the Premises (collectively, the "PROVIDED DOCUMENTS"), and such other documents relating to the Premises as Purchaser shall reasonably request to the extent same are in Seller's possession or control (provided same are not deemed confidential or proprietary by Seller and are otherwise allowed to be released pursuant to Seller's policies and procedures), within two (2) Business Days after the Effective Date or two (2) Business Days after such request, as the case may be. Purchaser's and Purchaser's Representatives' right (A) to undertake their due diligence activities, including the review of all Property Information, and (B) to enter upon the Premises for the purpose of making inspections and tests, shall at all times be subject to Purchaser's and Purchaser's Representatives' compliance with the provisions of Section 17 and Section 22 (including, without limitation, Purchaser's obligations contained therein to obtain and maintain insurance, indemnify Seller and keep confidential all Property Information obtained by Purchaser). Neither Purchaser nor Purchaser's Representatives shall contact or meet with any of Seller's tenants, vendors, employees, consultants or contractors, or any other entity or person concerning the Premises prior to the Closing without allowing Seller or Seller's representative to arrange the contact (whether such contact is in person, by telephone or otherwise) and to be physically present (if Seller so desires) during such contact or meeting; provided, however, that Purchaser may directly arrange all contact with governmental authorities pertaining to Purchaser's Redevelopment Project, provided that Purchaser shall notify Seller of same and allow Seller or Seller's representatives to be present (if Seller so desires) during any meetings with such governmental authorities, and the provisions of this sentence shall survive the termination of this Agreement. Seller shall cooperate in all reasonable respects in arranging such meetings or contacts (including, without limitation, telephone conferences) as are requested by Purchaser.

           (b) Prior to the Closing and continuing thereafter, Seller shall cooperate with and support Purchaser's efforts to obtain Governmental Approvals for Purchaser's rezoning and redevelopment of the Premises (and, at Purchaser's option, the Option Parcels), including participation by representatives of Seller in a reasonable number of meetings with governmental authorities and taking such other reasonable actions (such as providing written support of Purchaser's zoning applications) necessary to facilitate obtaining the Governmental Approvals, provided that (i) Seller shall not be required to incur any out-of-pocket expenses in connection with such cooperation, unless Purchaser agrees to reimburse Seller for such expenses, and (ii) Purchaser shall not seek, and Seller may oppose, any Governmental Approvals or terms or conditions thereof that would materially interfere with Seller's exercise of its rights under this Agreement and the agreements and transactions contemplated herein, including without limitation, the Triple Net Lease and the Gross Lease. The provisions of this Section 4(b) shall survive the Closing.

           (c) Seller shall request, and use reasonable efforts to obtain by the Closing Date, Estoppel Certificates from Kunhardt Productions, Inc. and Meserve-Kunhardt Foundation, and any other tenants under Leases, if any, but


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
obtaining Estoppel Certificates from such tenants shall not be a condition to Purchaser's obligation to close on the Premises.

           (d) Purchaser shall have the right, in its sole and absolute discretion, for any reason or for no reason (including any objections Purchaser may have with respect to any Listed Permitted Encumbrances or Listed Option Permitted Encumbrances), to elect to terminate this Agreement by giving written notice ("PURCHASER'S TERMINATION NOTICE") of such election to Seller at any time on or prior to the expiration of the Due Diligence Period. If Purchaser shall timely elect to so terminate this Agreement, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "SURVIVING OBLIGATIONS"), and except that Purchaser shall be entitled to a return of the LOI Deposit, and all interest accrued thereon, not later than two
(2) Business Days following the date of such termination. If Purchaser fails to deliver a Purchaser's Termination Notice on or prior to the expiration of the Due Diligence Period, then Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 4(d), and such right of termination shall be of no further force or effect.

           (e) Seller and Purchaser acknowledge that they have executed and delivered this Agreement without having finalized the Subsequent Exhibits, which are in substantially final form as attached hereto. Seller and Purchaser hereby agree to continue to negotiate the Subsequent Exhibits in good faith and make such changes as may be reasonably required by the other party prior to Closing. Notwithstanding the foregoing, (1) the Declaration of Easements shall include, without limitation, (i) that Seller shall be provided with (x) not less than 700 parking spaces in parking areas 1 and 2 at the Premises and (y) not less than 200 parking spaces in parking areas 4 and 5A at the Premises; provided, however,
(A) Purchaser shall have the right to relocate such parking spaces so long as following such relocation such parking spaces are reasonably accessible and convenient to the RDA Premises and (B) in the event applicable zoning regulations require additional parking spaces for the RDA Premises, Purchaser shall make the required additional parking spaces available to Seller, and (ii) Seller shall have the exclusive right to use the Guest House at the Premises and the adjoining parking garage and apartment (collectively, the "GUEST HOUSE"), without any obligation to pay rent therefore, until the earlier to occur of the date (the "GUEST HOUSE ELECTION DATE") that (i) is six (6) months after Purchaser shall have received all Government Approvals for the Redevelopment Project and (ii) four (4) years following the Closing Date, and following the Guest House Election Date, Purchaser may (x) elect to require that Seller vacate the Guest House or (y) permit Seller to continue to use the Guest House on a month-to-month basis at the then fair market value rent for the Guest House (which shall be determined by an appraisal in the event Purchaser and Seller cannot agree on such fair market value rent and the costs of such appraisal shall be paid by Purchaser), in which event Seller and Purchaser shall enter into a lease of the Guest House in form and content acceptable to Purchaser and Seller (provided, however, (I) in no event shall the provisions of the foregoing sub-clause (y) require Seller to rent the Guest House from Purchaser and (II) following the Guest House Election Date Purchaser may terminate Seller's rights to use the Guest House at any time, in each case except as may otherwise be set forth in any lease of the Guest House between Purchaser and Seller); (2) provided that Ground Lessee I consents and there shall be no material adverse affect with respect to Seller's use or occupancy of the RDA Premises by reason thereof, the RDA Ground Lease shall provide that in the event the RDA Land is subdivided from the Land (or a valid condominium regime is established having the same effect as a subdivision of the RDA Land from the Land), then Purchaser may sell the RDA Land to Ground Lessee I for the sum of one dollar ($1.00), (3) none of the Ground Lease, the Declaration of Easements or the other Subsequent Exhibits shall be conditioned upon, or require that, the RDA Land (or any portion thereof) be subdivided from the Land (whether by actual subdivision, the formation of a condominium regime or any other transaction or structure having the same effect of such a subdivision) and (4) the Triple Net Lease shall have an initial base rent of $15.00 per square foot, with increases every five (5) years based on CPI increases, not to exceed 2% per annum, compounded annually, and shall otherwise be triple net in all respects.

           (f) The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153-0119, or if required by Purchaser's lender, at the offices of Purchaser's lender's attorney so long as such office is located in New York, New York, at 10:00 A.M. on a date, mutually agreed to by Seller and Purchaser, not later than December 20, 2004 (the "SCHEDULED CLOSING DATE"). Notwithstanding the foregoing, Purchaser shall have the right to extend the Scheduled Closing Date until December 23, 2004 (the "FIRST EXTENDED CLOSING DATE") if Purchaser shall on or prior to the Scheduled Closing Date (i) deliver notice of such extension to Seller and (ii) wire transfer immediately available Federal funds in the amount of Two Million Dollars ($2,000,000) (the "EXTENSION DEPOSIT") to Escrow Agent pursuant to the wiring instructions attached hereto as Schedule 12, which Extension Deposit shall be held and disbursed by Escrow Agent in accordance with the terms of Section 18. In the event that Purchaser shall have extended the Scheduled Closing Date until the First Extended Closing Date in accordance with this Section 4(f), Purchaser shall have the right to extend the First Extended Closing Date until December 27, 2004 (the "SECOND EXTENDED CLOSING DATE") if Purchaser shall deliver a notice of such extension to Seller on or prior to the First Extended Closing Date, in which case, Purchaser shall pay to Seller at the Closing an amount equal to $9,000 per day for each day following the First Extended Closing Date through and including the date the Closing shall occur, which shall in no event be beyond the Second Extended Closing Date (e.g., if the Closing shall occur on December 24, 2004, Purchaser shall pay to Seller at Closing an amount equal to $9,000 pursuant to this Section 4(f); and if the Closing shall occur on December 27, 2004, Purchaser shall pay to Seller at Closing an amount equal to $36,000 pursuant to this Section 4(f)). Time shall be of the essence with respect to the parties' obligations to close on the Second Extended Closing Date.

           5. Title; Permitted Encumbrances.

           (a) Seller shall convey and Purchaser shall accept title to the Premises subject only to (i) those matters set forth on Schedule 3 annexed hereto and made a part hereof (collectively the "LISTED PERMITTED ENCUMBRANCES") and (ii) the Additional Permitted Encumbrances (defined below). The Listed Permitted Encumbrances and the Additional Permitted Encumbrances are hereinafter collectively referred to as the "PERMITTED ENCUMBRANCES".

           (b) (i) Purchaser has ordered, at its sole cost and expense, a commitment for an owner's fee title insurance policy or policies with respect to the Premises (the "TITLE COMMITMENT") from the Title Company (the "TITLE COMPANY") and a copy of the Title Commitment, together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Premises, has been delivered to Seller and/or Seller's attorneys. Purchaser has also, at Purchaser's sole cost and expense, ordered a survey (the "SURVEY") certified to Seller and Purchaser of the Land and the Option Parcels (hereinafter defined) and a copy of the Survey has been delivered to the Title Company and Seller's attorneys. Purchaser has identified the existence of certain Unacceptable Encumbrances as more particularly set forth in that certain objection letter (the "TITLE OBJECTION LETTER") attached hereto as Schedule 14 and made a part hereof, and Seller has agreed to cause the removal of the Unacceptable Encumbrances set forth in the Title Objection Letter as exceptions to title in the Title Commitment prior to Closing (other than the objection set forth in Section I of the Title Objection Letter referring to tracts and dirt lanes (now overgrown), which objection has been deemed eliminated by the delivery of the Survey showing that such tracts and dirt lanes do not run on to, or otherwise encroach upon, any land adjoining the Premises). Except for the matters set forth in the Title Objection Letter, Purchaser hereby waives any right Purchaser may have to raise as objections to title or as grounds for Purchaser's refusal to close this transaction any Unacceptable Encumbrance (except as otherwise provided in Section 5(c) with respect to Voluntary Encumbrances and Monetary Encumbrances) or other title or survey matters, except to the extent such Unacceptable Encumbrance (i) arises after expiration of the Due Diligence Period, or (ii) such Unacceptable Encumbrance was not disclosed by the Survey or the Title Commitment referenced above (the "OTHER ENCUMBRANCES"). If Purchaser becomes aware of any Other Encumbrances, and advises Seller of same in writing within five (5) Business Days after Purchaser first becomes aware of same, Seller may, but shall not be obligated to, undertake to eliminate the same subject to Section 5(c). Seller, in its discretion, may, upon written notice to Purchaser, adjourn the Closing up to twenty (20) days in order to eliminate any Unacceptable Encumbrances (provided that Seller shall in all events give Purchaser at least five (5) Business Days' advance written notice of the adjourned Closing Date); provided, however, that Seller shall not have the right to so adjourn the Closing for the purpose of eliminating any Monetary Encumbrance.

           (ii) If Seller is unable or unwilling (subject to Section 5(c)) to eliminate all Unacceptable Encumbrances and/or Other Encumbrances not waived by Purchaser, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5(a)(i)), Purchaser shall elect not later than five (5) days after Seller notifies Purchaser that Seller will not remove same, as Purchaser's sole remedy (except to the extent same is a Voluntary Encumbrance placed on record in violation of this Agreement) for such inability or unwillingness of Seller, either (A) to terminate this Agreement by notice given to Seller within such five (5) day period, in which event this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to a return of the Deposit, and all interest accrued thereon, not later than two (2) Business Days following the date of such termination, or (B) to accept title subject to such Unacceptable Encumbrances and Other Encumbrances and receive no credit against, or reduction of, the Purchase Price, in which case such Unacceptable Encumbrances and Other Encumbrances will be "ADDITIONAL PERMITTED ENCUMBRANCES", and Purchaser and Seller shall amend Schedule 3 attached hereto to reflect the same.

           (c) Notwithstanding any provision of this Agreement to the contrary, Seller shall be obligated to cause to be released, satisfied, bonded or discharged to the reasonable satisfaction of Purchaser (and in any event such that the item shall not be an exception to Purchaser's title policy) all encumbrances which (1) are a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness created by Seller, (2) are a mechanics' lien or any other lien (other than the liens created by the instruments described in the preceding clause (1)) which can be satisfied by the payment of a liquidated sum not to exceed, in the aggregate $200,000 (which, for the purposes of calculating such aggregate amount, shall include the cost to satisfy any Monetary Liens on the Option Premises that are required to be removed pursuant to Section 6(e) hereof) (the items described in the preceding subclauses (1) and (2) are collectively, the "MONETARY ENCUMBRANCES"), or (3) are voluntarily recorded or otherwise placed or permitted to be placed by Seller against the Premises on or following the Effective Date ("VOLUNTARY ENCUMBRANCES"); provided, however, that Seller may not voluntarily record or, to the extent within Seller's control, permit to be placed, any encumbrances against the Premises following the Effective Date without the prior written consent of Purchaser. Seller shall have no further obligations to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate title encumbrances objected to by Purchaser.

           (d) If on the Closing Date there are any liens or other encumbrances which Seller must pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, Seller and Purchaser shall reasonably cooperate with each other to cause the Title Company to discharge such liens or other encumbrances by application of a portion of the Purchase Price to satisfy the same in a manner acceptable to the Title Company such that such liens or other encumbrances do not appear as an exception to Purchaser's title insurance policy.

           (e) If on the Closing Date there shall be conditional bills of sale, chattel mortgages or security interests filed against the personal property at the Premises, the same shall not constitute objections to title provided Seller executes and delivers an affidavit to the effect either (i) that the personal property covered by said conditional bills of sale, chattel mortgages, or security interests is no longer in or on the Premises, or (ii) that such personal property is the property of a tenant of the Premises.

           (f) The Premises shall be conveyed to Purchaser subject to the following agreements to be entered into at Closing, all of which shall be deemed to be Permitted Encumbrances: (i) ground lease in the form of Exhibit K annexed hereto and made a part hereof (the "RDA GROUND LEASE") between Purchaser, as landlord, and an Affiliate of Purchaser designated by Purchaser ("GROUND LESSEE I"), as tenant, pursuant to which the RDA Land is leased to Ground Lessee I, and a related Ground Lease Memorandum, with such changes to such form of RDA Ground Lease and/or Ground Lease Memorandum, as Purchaser shall agree to prior to Closing so long as such changes do not impose any additional monetary or material non-monetary obligations on Seller in its capacity as lessee under the Triple Net Lease (as defined below); (ii) triple net space lease between Ground Lessee I, as landlord, and Seller, as tenant, subleasing the RDA Land and leasing the RDA Buildings to Seller (the "TRIPLE NET LEASE") in the form of
Exhibit I annexed hereto and made a part hereof, and a memorandum of the terms thereof (the "TRIPLE NET LEASE MEMORANDUM") in the form of Exhibit Q annexed hereto and made a part hereof; (iii) gross space lease in the form of Exhibit M annexed hereto and made a part hereof (the "GROSS LEASE") between Purchaser, as landlord, and Seller or an Affiliate of Seller, as tenant (provided, however, if such tenant is an Affiliate of Seller, Seller shall guaranty, and be primarily liable for, the timely payment and performance of all of such tenant's obligations under the Gross Lease), leasing approximately 33,526 rentable square feet of the Premises (consisting of Level B Building 600 and associated common areas); and (iv) Declaration of Easements and Operating Agreements in the form of Exhibit N annexed hereto and made a part hereof (the "DECLARATION OF EASEMENTS"), to be entered into by Purchaser, subjecting the Premises to the benefits and burdens of the easements and operating agreements set forth therein.

           6. Option Premises.

           (a) Option. Upon the terms and conditions herein stated, Seller (referred to in this Section 6 as "OPTIONOR") hereby grants to Purchaser (referred to in this Section 6 as "OPTIONEE") an exclusive and irrevocable right to purchase (each, an "OPTION") any or all of the four parcels described in
Schedule 8 annexed hereto and made a part hereof (each an "OPTION PARCEL" and collectively, the "OPTION PREMISES") at any time during the four year period (the "OPTION PERIOD") beginning on the Closing Date and ending at 4:00 PM (EST) on the day prior to the fourth anniversary of the Closing Date (the "OPTION TERMINATION DATE"). Notwithstanding the foregoing, in the event this Agreement is terminated prior to the Closing Date, or the Closing does not occur for any reason, the grant of the Options set forth herein shall automatically terminate and be of no further force or effect and Optioner and Optionee shall be relieved form all further liability or obligations with respect to the Options. On the Closing Date, Optionor and Optionee shall execute and cause to be recorded a memorandum (the "MEMORANDUM OF OPTION") in the form attached hereto as Exhibit O; provided, however, that Optionee hereby covenants and agrees that if the Options are not exercised by the Option Termination Date, within five (5) Business Days after the earlier of (x) the Option Termination Date or (y) other termination of the Options pursuant to this Section 6, Optionee shall execute and cause to be recorded an unconditional release of the Memorandum of Option in form reasonably acceptable to Optionor and Optionee. The purchase of the Option Premises shall be upon the terms and conditions contained in this Section 6.

           (i) Purchase Price.

           (A) During the Option Period, the purchase price for each Option Parcel (the "OPTION PURCHASE PRICE") shall be $750,000 (i.e., a total of $3,000,0000 if the Optionee purchases all four Option Parcels).

           (B) In the event Optionee sells an Option Parcel within two (2) years following the applicable Option Closing Date (other than a sale in which such Option Parcel is sold as part of a sale of the Premises or part of a sale of two
(2) or more acres of the Premises), Optionee shall pay to Optionor an amount equal to fifty percent (50%) of the Option Parcel Net Sales Price obtained with respect to such sale. The amount due to Optionor pursuant to this Section 6(a)(i)(B) shall be paid at the closing of the sale of the applicable Option Parcel by Optionee. Optionee shall provide Optionor with at least thirty (30) days advance written notice of the closing date of any such sale, which notice shall include the purchase price to be paid for the applicable Option Parcel pursuant to such sale and the costs required to be paid by Optionee to consummate such sale. On each Option Closing Date, Optionor and Optionee shall execute and cause to be recorded a memorandum (each a "MEMORANDUM OF INTEREST IN

NET PROFIT") of Optionor's interest in Optionee's Net Profit in the form attached hereto as Exhibit P with respect to the applicable Option Parcel set forth in this Section 6(a)(i)(B), which Memorandum of Interest in Net Profit shall be in form reasonably acceptable to both Optionee and Optionor. Optionor shall pay any recording charges or transfer taxes payable with respect to any such Memorandum of Interest in Net Profit and any release thereof. Not later than five (5) Business Days following the receipt by Optionor of a certificate (a "NET PROFIT TERMINATION CERTIFICATE") from Optionee certifying to Optionor that no transaction entitling Optionor to a payment pursuant to this Section 6(a)(i)(B) has occurred with respect to an Option Parcel (which Net Profit Termination Certificate shall in no event be delivered prior to the date that is one (1) day after the second anniversary of the Option Closing Date for such Option Parcel), Optionor shall cause to be recorded a release of the Memorandum of Interest in Net Profit with respect to such Option Parcel; provided, however, that the recording of any such release shall not prejudice Optionor's rights with respect to the applicable Net Profit Termination Certificate if same is not true and correct.

           (ii) Exercise of Options. Optionee may exercise an Option for one or more Option Parcels at any time during the Option Period by delivery of written notice ("EXERCISE NOTICE") to Optionor, stating that Optionee has elected to exercise the Option. Time shall be of the essence with respect to the Optionee's obligation to deliver the Exercise Notice prior to the Option Termination Date. An Option may be exercised with respect to any one or more of the Option Parcels at any time during the Option Period in any order or sequence; provided, however, that a condition to the Optionee's exercise of an Option with respect to any Option Parcel shall be that such Option Parcel must be used in the Redevelopment Project and/or for access thereto; provided, however, that it shall not be a condition to the exercise of any option that Optionee has received any zoning or Governmental Approvals. If Optionee fails to deliver an Exercise Notice within the Option Period for any Option Parcel, the Option for such Option Parcel shall automatically terminate and Optionor and Optionee shall be relieved from all further liability or obligations with respect to the Option for such Option Parcel; provided, however, if an Option for one or more Option Parcels is exercised by the timely delivery to Optionor of an Exercise Notice during the Option Period, the closing on the sale of the Option Parcel(s) set forth in such Exercise Notice shall occur in accordance with Section 6(h) hereof regardless of whether such closing occurs on, prior to or after the expiration of the Option Period.

           (b) Brokers. Optionor and Optionee represent and warrant to each other that neither party has dealt with a broker in connection with the Options other than Broker, whose fees shall be paid by Optionor pursuant to a separate agreement. The provisions of Section 14 of the Agreement shall apply to brokerage claims with respect to the Option Premises, as well as to brokerage claims under this Agreement.

           (c) Operation of the Option Premises. Optionor shall not build any material improvements or make any material alterations on or to the Option Premises or any part thereof during the Option Period. Prior to the Option Termination Date, the provisions of Section 12 hereof shall apply to the operation of the Option Premises; provided, however, that Optionor shall have the rights with respect to leases applicable to the Option Premises set forth in
Section 6(e)(iii) hereof. With respect to each Option Parcel, during the period from the Effective Date through the Option Termination Date (or the Option Closing Date if such Option Closing Date is earlier or later than the Option

Termination Date), Optionor shall maintain the same casualty and liability insurance policies (or insurance policies providing coverage which is at least as favorable) with respect to such Option Parcel that are in place as of the Effective Date.

           (d) Risk of Loss; Casualty; Condemnation.

           (i) Risk of Loss. Optionor shall bear the risk of all loss, destruction or damage to each Option Parcel or any portion thereof from any and all causes whatsoever until and including the date of the Option Closing (hereinafter defined) with respect to such Option Parcel. If at any time prior to the expiration of the Option Period (or prior to the Option Closing Date for any Option Parcel for which the Option Exercise Notice was given prior to the expiration of the Option Period but for which the Option Closing Date occurs after the expiration of the Option Period), all or any portion of an Option Parcel is damaged as a result of any cause whatsoever, then Optionor shall give written notice thereof promptly to Optionee; provided, however, Optionor shall not be required to deliver any such notice with respect to any Option Parcel for which an Option Closing has occurred. Except as may otherwise be required pursuant to the terms of any existing lease, Optionor shall have no obligation to repair or restore any damage to improvements on any Option Parcel; provided, however, in the event of any damage or destruction occurring with respect to any Option Parcel prior to the Option Closing, and Optionor does not repair or restore the damage with respect to such Option Parcel, Optionor shall (x) pay over to Optionee the proceeds of any insurance collected by Optionor less the amount of all costs reasonably incurred by Optionee in connection with the repair of such damage or destruction, (y) assign and transfer to Optionee all right, title and interest of Optionor in and to any uncollected insurance proceeds which Optionor may be entitled to receive as a result of such damage or destruction, and (z) pay over to Optionee the amount of any applicable deductible.

           (ii) Condemnation. If, on or prior to the Option Termination Date, any Option Parcel shall be condemned or taken in part pursuant to any governmental or other power of eminent domain, any written notice of taking or condemnation is issued, or any proceedings are instituted by any governmental authority having the power of eminent domain, and (i) if the consideration paid by the condemning authority ("CONDEMNATION AWARD") is paid prior to closing of the conveyance to Optionee, then the Purchase Price payable for such Option Parcel shall be reduced by the amount of the Condemnation Award applicable to such Option Parcel or (ii) if the Condemnation Award is not paid prior to closing of the conveyance to Optionee, then Optionor shall assign such Condemnation Award (or such portion thereof applicable to such Option Parcel) to Optionee. If, on or prior to the Option Termination Date, any Option Parcel shall be condemned or taken in whole, the Option shall automatically terminate with respect to such Option Parcel only, but the Option for the Option Parcels not so condemned or taken shall continue. If at any time prior to the expiration of the Option Period (or prior to the Option Closing Date for any Option Parcel for which the Option Exercise Notice was given prior to the expiration of the Option Period but for which the Option Closing Date occurs after the expiration of the Option Period), all or any portion of an Option Parcel is taken or condemned, Optionor shall give written notice thereof promptly to Optionee; provided, however, Optionor shall not be required to deliver any such notice with respect to any Option Parcel for which an Option Closing has occurred.

           (e) Title/Covenant Not To Encumber.

           (i) Optionor shall convey the Option Premises subject to (i) the encumbrances set forth in Schedule 9 annexed hereto and made a part hereof (the "LISTED OPTION PERMITTED ENCUMBRANCES") and (ii) the Option Additional Permitted Encumbrances (hereinafter defined). Optionee has ordered, at its sole cost and expense, a commitment for a title insurance policy or policies insuring the Options with respect to the Option Premises (the "OPTION TITLE COMMITMENT")from the Title Company and a copy of the Option Title Commitment, together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Option Premises, has been delivered to Optionor and/or Optionor's attorneys. Optionee has identified the existence of certain Option Unacceptable Encumbrances as more particularly set forth in the Title Objection Letter, and Optionor has agreed to cause the removal of the Option Unacceptable Encumbrances set forth in the Title Objection Letter as exceptions to title in the Option Title Commitment prior to Closing (other than the objection set forth in Section I of the Title Objection Letter referring to tracts and dirt lanes (now overgown), which objection has been deemed eliminated by the delivery of the Survey showing that such tracts and dirt lanes do not run on to, or otherwise encroach upon, any land adjoining the Premises or any Option Parcel). Optionor shall also, prior to the Closing Date (as the same may be adjourned pursuant to this Section) either (x) remove or (y) commit in writing that Optionor shall remove on or prior to the applicable Option Closing Date, any Monetary Encumbrances applicable to the Option Premises. Optionee hereby waives any right Optionee may have to raise as objections to title or as grounds for Optionee's refusal to close this transaction any Option Unacceptable Encumbrance or other title or survey matters, except to the extent such Option Unacceptable Encumbrance (i) arises after expiration of the Due Diligence Period, or (ii) such Option Unacceptable Encumbrance was not disclosed by the Survey or the Option Title Commitment referenced above (the "OPTION OTHER ENCUMBRANCES"). If, on or prior to the Closing Date, Optionee becomes aware of any Option Other Encumbrances, and advises Optionor of same in writing within five (5) Business Days after Optionee first becomes aware of same, Optionor may, but shall not be obligated to, (A) undertake to eliminate the same or (B) commit in writing that Optionor shall eliminate same on or prior to the applicable Option Closing Date if the option is exercised with respect to the applicable Option Parcel, except that Optionor shall remove (or commit in writing that Optionor shall remove on or prior to the applicable Option Closing Date) any Monetary Encumbrances. Optionor, in its discretion, may, upon written notice to Optionee, adjourn the Closing up to twenty (20) days in order to eliminate any Option Unacceptable Encumbrances (provided that Optionee shall in all events give Optionor at least five (5) Business Days' advance written notice of the adjourned Closing Date); provided, however, that Optionor shall not have the right to so adjourn the Closing for the purpose of eliminating any Monetary Encumbrance.

           (ii) If Optionor is unable or unwilling (subject to its obligation to remove (or commit to remove prior to the applicable Option Closing Date) Monetary Encumbrances) to either (A) eliminate on or prior to the Closing Date (whether or not the Closing is adjourned as provided in Section 5(a)(i) or Section 6(e)(i)) or (B) commit in writing on or prior to the Closing Date to eliminate on or prior to the applicable Option Closing Date in the event of an exercise of the Option with respect to the applicable Option Parcel, all Option Unacceptable Encumbrances and/or Option Other Encumbrances not waived by Optionee, Optionee shall elect not later than five (5) days after Optionor notifies Optionee that Optionor will not remove same, as Optionee's sole remedy (other than for a violation of Section 6(e)(iii) hereof) for such inability or unwillingness of Optionor, either (A) to terminate this Agreement by notice given to Optionor within such five (5) day period, in which event this Agreement shall be terminated as if Optionee delivered a Purchaser's Termination Notice pursuant to Section 4(d) hereof and the provisions of Section 4(d) shall apply, or (B) to proceed with the Closing (and receive no credit against, or reduction of, the Purchase Price or any reduction in any Option Purchase Price), in which case such Option Unacceptable Encumbrances and Option Other Encumbrances will be "OPTION ADDITIONAL PERMITTED Encumbrances", and Optionee and Optionor shall amend Schedule 9 attached hereto to reflect the same.

           (iii) From and after the Closing Date, Optionor shall not encumber the Option Premises with, or, to the extent within Optionor's control, allow the Option Premises to be encumbered by, any mortgage, deed of trust, lien, mechanic's or materialman's lien, easement, right of way, or other right or encumbrance, without the express written consent of Optionee, which shall not be unreasonably withheld or delayed, and provided that Optionor shall have the right to extend or renew any existing lease affecting the Option Premises, and to enter into new leases affecting the Option Premises, so long as (A) the term of any such lease shall not be longer than one (1) year, (B) the permitted use of the applicable Option Parcel under such lease is limited to single family residential purposes and (C) such lease does not contain any affirmative landlord obligations to perform capital or other improvements with respect to the applicable Option Parcel other than customary repair and maintenance obligations. Within five (5) Business Days following the execution thereof, Optionor shall give Optionee written notice of any such new lease or renewal or extension of existing lease, together with a copy of any such lease, renewal or extension. All rents received under such leases affecting an Option Parcel for the period prior to the Option Closing Date for such Option Parcel shall belong exclusively to Optionor. All rents received under such leases affecting an Option Parcel for the period following the Option Closing Date for such Option Parcel shall belong exclusively to Optionee. Optionor shall request, and use reasonable efforts to obtain by the applicable Option Closing Date, Estoppel Certificates from any tenants under leases, if any, affecting the applicable Option Parcel(s), but obtaining any such Estoppel Certificates from such tenants shall not be a condition to the Optionee's obligation to close following delivery of an Exercise Notice of any Option Parcel.

           (iv) If on any Option Closing Date there are any liens or other encumbrances which Optionor must pay or discharge in order to convey to Optionee such title as is herein provided to be conveyed, Optionor and Optionee shall reasonably cooperate with each other to cause the Title Company to discharge such liens or other encumbrances by application of a portion of the Option Purchase Price for such Option Parcel to satisfy the same in a manner acceptable to the Title Company such that such liens or other encumbrances do not appear as an exception to Optionee's title insurance policy.

           (f) Optionee's Right to Enter Option Premises. Optionee and its employees and agents shall have the right and permission during the Option Period to enter upon the Option Premises or any part thereof at all reasonable times and from time to time, upon not less than three (3) days prior notice (which may be oral), for the purpose, at Optionee's cost and expense, of making all soil, drainage, utilities, traffic, surveying, engineering and feasibility and other studies and tests desired by Optionee. Such investigations of the Option Premises shall be governed by and subject to all provisions of the

Agreement pertaining to Optionee's investigations of the Premises, including, without limitation, Section 17.

           (g) Assignability. In the event Optionee assigns its interest in this Agreement as permitted pursuant to the terms of this Agreement, or if Optionee conveys its interest in the Premises following the Closing, it shall be a condition of any such assignment or conveyance that Optionee transfer its rights in and to the Options to the permitted assignee of this Agreement or the assignee of the Premises, as the case may be. In the event Optionee fails to make such assignment, the Options shall automatically terminate and be of no further force or effect and Optionor and Optionee shall be relieved from all further liability or obligations with respect to the Options. Notwithstanding the foregoing, in the event Optionee conveys a portion, but not all, of its interest in the Premises to an un-affiliated third party, and one or more Option Parcels are required (i) for access to the portion of the Premises so conveyed or (ii) in connection with the development plans for the portion of the Premises so conveyed, then Optionee may assign to such un-affiliated third party the Option(s) with respect to the Option Parcel(s) that are so required for such access or redevelopment.

           (h) Closing.

           (i) Closing Date. The conveyance of each Option Parcel to Optionee (the "OPTION CLOSING") shall occur on a date mutually agreed to by Optionor and Optionee (the "OPTION CLOSING DATE") not later than thirty (30) days after delivery of the Exercise Notice, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153-0119, or at such other location mutually agreed to by Optionor and Optionee. Time shall be of the essence with respect to the parties' obligations to close within fifteen (15) days after the Option Closing Date.

           (ii) Documents to be delivered by Optionor at the Option Closing. At the Option Closing, Optionor shall execute, acknowledge and/or deliver, as applicable, the following to Optionee or to the title company insuring Optionee's title:

           (A) A Bargain and Sale Deed (the "OPTION DEED") in the form of the Deed, conveying fee simple title to the Option Parcel(s) to the Optionee.

           (B) An Assignment and Assumption of Leases and Security Deposits (if applicable) (the "OPTION LEASE ASSIGNMENT") in the form of the Lease Assignment, assigning Optionor's interest in the Leases and Security Deposits, if any, affecting the Option Parcel(s).

           (C) An Assignment and Assumption of Contracts, Permits, Warranties and Guaranties (the "OPTION CONTRACT AND PERMIT Assignment") in the form of the Contract and Permit Assignment, assigning Optionor's interest in any Contracts affecting the Option Parcel(s) and other interests as set forth therein.

           (D) Executed counterparts of Leases and Security Deposits affecting the Option Parcel(s), as provided in Section 10(d) of this Agreement.

           (E) A bill of sale (the "OPTION BILL OF SALE") in the form of the Bill of Sale.

           (F) Executed notices to the tenants of the Option Parcel(s) in the form of Exhibit E.

           (G) A "FIRPTA" affidavit sworn to by Optionor in the form of Exhibit
G.

           (H) New York State Transfer Tax Return.

           (I) An owner's affidavit in favor of the title company, substantially in the form of Exhibit H.

           (J) All other documents Optionor is required to deliver pursuant to the provisions of this Section 6.

           (iii) Documents to be Delivered by Optionee at the Option Closing. At the Option Closing, Optionee shall execute, acknowledge and/or deliver, as applicable, the following to Optionee:

           (A) The Option Purchase Price, subject to apportionments, credits and adjustments as provided in Section 3 of this Agreement.

           (B) The Option Bill of Sale.

           (C) The Option Lease Assignment.

           (D) The Option Contract and Permit Assignment.

           (E) Evidence of Optionee's good standing and authority as provided in Sections 11(e)-(g) of this Agreement.

           (F) New York State Transfer Tax Return.

           (G) All other documents Optionee is required to deliver pursuant to the provisions of this Section 6.

           (i) Default.

           (i) Optionee's Default. If Optionee shall fail to close in accordance with the terms of an Option after delivering the Exercise Notice to the Optionor with respect to one or more Option Parcels or shall otherwise be in breach or default of any of the terms or conditions of any Option pursuant to this Section 6, then Optionor shall give Optionee written notice specifying the nature of such failure. Optionee shall have fifteen (15) days from receipt of Optionor's notice of default within which to cure such failure. If Optionee does not cure such failure within said fifteen (15) day period, then as Optionor's sole and exclusive remedy for Optionee's failure to exercise the Options or for any breach or default by Optionee, Optionor may terminate the Options with respect to all Option Parcels not yet acquired by Optionor.

           (ii) Optionor's Default. If Optionor fails to close in accordance with the terms of any Option, or shall otherwise be in breach or default of any of the terms or conditions of any Option pursuant to this Section 6, then Optionee shall give Optionor written notice specifying the nature of the default. Optionor shall have fifteen (15) days from receipt of Optionee's notice of default within which to cure the specified default. If Optionor does not cure such default within said fifteen (15) day period, then Optionee, at its option, shall have as its sole and exclusive remedy the right to seek specific performance or injunctive relief, and provided that Optionor does not obtain title to the applicable Option Parcel(s), Optionor shall reimburse Optionee for the reasonable actual out-of-pocket expenses incurred by Optionor (i) in conducting its due diligence with respect to such Option Parcel(s), including, without limitation, reasonable and actual attorney and consultant fees associated therewith, and (ii) in obtaining acquisition financing for such Option Parcels; provided, however, in no event shall Optionor have any requirement to reimburse Optionee for any such expenses that exceed in the aggregate $50,000. Other than the reimbursement of expenses pursuant to the immediately preceding sentence, in no event shall Optionee have the right to seek monetary damages for Optionor's breach or default. Optionor acknowledges that, because of the unique nature of the Option Premises, specific performance or injunctive relief is warranted.

           (j) Notices. All notices and other communications under this Section 6 shall be given in accordance with the notice provision set forth in Section 21 of this Agreement.

           (k) Survival. Provided that the Closing occurs pursuant to this Agreement, the provisions of this Section 6 shall survive the Closing Date with respect to each Option Parcel until the later of (i) the expiration of the Option Period or (ii) the closing on the sale of any Option Parcel set forth in an Exercise Notice that is timely delivered to Optionor prior to the expiration of the Option Period; provided, however, that the provisions of Section 6(a)(i)(B) shall survive with respect to each Option Parcel for a period of thirty (30) months following the respective Option Closing Date.

           7. Representations and Warranties.

           (a) (i) Seller represents and warrants to Purchaser as follows:

           (A) Seller is a duly formed and validly existing corporation organized under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the State of New York.

           (B) Seller has obtained all necessary consents, has taken all actions required by its organizational documents, and has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively, the "SELLER DOCUMENTS"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller Documents.

           (C) Neither the entering into of this Agreement, the Seller Documents nor the consummation of the transactions contemplated hereby will (i) constitute a default, breach or violation of the organizational documents of Seller or, with respect to Seller or the Premises, any agreements, contracts or instruments to which Seller is a party or by which it or the Premises is bound; (ii) constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller, or result in a violation of any applicable law, order, rule or regulation of any governmental authority (collectively, "LAWS"), or (iii) result in the creation or imposition of any lien, charge or encumbrance on the Premises, other than any such lien, charge or encumbrance expressly contemplated hereby.

           (D) There are no leases, subleases, licenses or other occupancy agreements affecting any portion of the Premises on the Effective Date, except as set forth on Schedule 4 annexed hereto and made a part hereof, and Schedule 4 includes all Security Deposits held by Seller with respect to the Leases. Seller has delivered to Purchaser true, correct and complete copies of all Leases (including all amendments and modifications thereto) and other agreements, if any, between Seller and any tenant of the Premises. To Seller's knowledge, no party to a Lease is in material default in the performance of any of its obligations under the Leases. No tenant under any of the Leases has any right or option to purchase or otherwise acquire the Premises or any portion thereof. There are no Lease Expenses payable by Seller with respect to any Lease, including any renewal or expansion options contained therein. No tenant has made any payment of rent in excess of one (1) month in advance. All improvements required to be completed by Seller pursuant to the Leases have been completed and there are no contributions, credits or other sums due from Seller to any tenant. Each tenant under the Leases has accepted occupancy of its respective premises set forth therein.

           (E) There are no pending, or to Seller's knowledge threatened, actions, suits, proceedings or investigations to which Seller is a party before any court or other governmental authority with respect to the Premises, except as set forth on Schedule 5 annexed hereto and made a part hereof. Seller has received no written notice of any action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, pending, at law or in equity, with respect to the Premises before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no judgments, decrees or orders entered on a suit or proceeding with respect to the Premises, except as set forth on Schedule 5.

           (F) Attached hereto as Schedule 6 is a true, correct and complete list of all material Contracts affecting the Premises or any portion thereof. Seller has delivered to Purchaser true, correct and complete copies of all Contracts. To Seller's knowledge, (1) none of the parties to the Contracts is in material default in the performance of any of its obligations under the Contracts, nor (2) has any event occurred which, with the giving of notice or the lapse of time or both, would cause such a material default under the terms of such Contract.

           (G) Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code and Seller agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service, any other governmental authority or Purchaser in connection with such declaration.

           (H) (i) Seller has not received written notice from any governmental authority that the use and operation of the Premises is in violation of any laws or regulations relating to Hazardous Substances (as hereinafter defined) which has not been resolved or which could reasonably be expected to have a material or adverse effect on the value or use of the Premises and (ii) except as disclosed in environmental reports or as otherwise disclosed to Purchaser in writing, there are no underground storage tanks at the Premises and to Seller's knowledge the use and operation of the Premises is not in violation of any laws or regulations relating to Hazardous Substances (as hereinafter defined) which has not been resolved or which could reasonably be expected to have a material or adverse effect on the value or use of the Premises. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCES" means any of the following: (i) "HAZARDOUS SUBSTANCES" or "TOXIC SUBSTANCES", as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802, all as amended; (ii) "HAZARDOUS WASTES", as that term is defined by the Resource Convention and Recovery Act, 42 U.S.C. ss. 6902, et seq., as amended;
(iii) any substance, material, chemical or waste defined as a "HAZARDOUS", "EXTREMELY HAZARDOUS" or "RESTRICTED HAZARDOUS" waste material or substance under the laws of the State of New York; and (iv) any other material, substance or waste that is classified as a pollutant, contaminant or hazardous, dangerous or toxic under any applicable federal, state or local environmental law, regulations, ordinance or legal requirement (including consent decrees and administrative orders), as amended, in effect as of the Closing.

           (I) Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaged and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

           (J) Seller has not made, nor has there been threatened in writing against Seller, a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, suffered the appointment of a receiver to take possession of any of Seller's assets, suffered the attachment or other judicial seizure of any of Seller's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

           (K) No written notice of cancellation has been received by Seller with respect to any insurance affecting the Premises. No insurance company issuing such insurance has delivered to Seller written notice (i) that any insurance policy now in effect will not be renewed or (ii) that Seller has failed to comply with insurance requirements or (iii) that material defects or inadequacies exist in the Premises, or in any part thereof.

           (L) No employee of Seller or any property manger providing services for the Premises shall be entitled to employment by Purchaser by reason of Purchaser's acquisition of the Premises pursuant to this Agreement.

           (M) The Motor Vehicles and, except as disclosed in the Title Commitment, the Fixtures, are not subject to any liens except those that shall be discharged at or prior to the Closing.

           (N) Seller has no notice of, and to Seller's knowledge there are no, violations of any building code or similar ordinances applicable to the Premises or any portion thereof.

           (ii) As used in this Agreement, the words "SELLER'S KNOWLEDGE" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Gary Muller, Vice President - Facilities, and David Walsh, Director of Corporate Facilities, without such persons having any obligation to make an independent inquiry or investigation.

           (iii) If at or prior to the Closing, (A) Purchaser shall have actual knowledge (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and shall give Seller notice thereof at or prior to the Closing, or (B) Seller shall notify Purchaser that a representation or warranty made herein by Seller is untrue, inaccurate or incorrect, then Seller may, in its sole discretion, elect by notice to Purchaser to adjourn the Closing one or more times for up to thirty (30) days in the aggregate in order to cure or correct the underlying fact or circumstance that makes such representation or warranty untrue, inaccurate or incorrect. If any such representation or warranty is either (1) immaterial, or (2) material but not materially untrue, inaccurate or incorrect, and is not cured or corrected by Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price. If any such representation or warranty is both (x) material, and (y) materially untrue, inaccurate or incorrect, and is not cured or corrected by Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above) (any matter qualifying under the foregoing clauses (x) and (y), a "MATERIAL MISREPRESENTATION"), then Purchaser, as its sole remedy for any Material Misrepresentation, shall elect either (I) to waive such Material Representation and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (II) to terminate this Agreement by notice given to Seller on the Closing Date, in which event, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to the prompt return of the Deposit and all interest accrued thereon and Purchaser shall be entitled to receive the Due Diligence Costs from Seller. Purchaser acknowledges and agrees that (x) at or prior to the Closing, Purchaser's rights and remedies in the event any of Seller's representations or warranties made in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this Section 7(a)(iii) and (y) if the Closing does not occur, and provided that the Deposit shall have been returned to Purchaser, Purchaser hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise

(including without limitation, the right to seek damages from Seller) as a result of any of Seller's representations or warranties made in this Agreement being untrue, inaccurate or incorrect.

           (iv) In the event the Closing occurs:

           (A) Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties being untrue, inaccurate or incorrect if
(1) Purchaser knew or is deemed to have known (as defined below) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder, or (2) Purchaser's damages as a result of such representation or warranty being untrue, inaccurate or incorrect are less than $50,000.00, in the aggregate. Purchaser shall be "DEEMED TO HAVE KNOWN" that a representation or warranty was untrue, inaccurate or incorrect at the time of the Closing only to the extent that the Property Information furnished or made available to Purchaser by or on behalf of Seller contains information which is inconsistent with such representation or warranty. The provisions of this Section 7(a)(iv) shall survive the Closing.

           (B) Notwithstanding anything contained herein to the contrary, if the Closing shall have occurred and Purchaser shall not have waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, the aggregate liability of Seller arising pursuant to or in connection with the representations and warranties (whether express or implied) of Seller in this Agreement and/or the Seller's Documents (other than the Declaration of Easements, Gross Lease, RDA Ground Lease, the AEC Agreement and Triple Net Lease, but including, without limitation, the Deed and the Contract and License Assignment), shall not exceed $750,000. Subject to the foregoing, the liability of Seller for damages for any claim by Purchaser under this Agreement shall be limited to Seller's interest in the Premises (including sale proceeds).

           (v) The representations and warranties of Seller set forth in Section 7(a) (i) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, and at Closing, Seller shall deliver a certificate certifying that all representations and warranties of Seller contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, except that (i) the representation and warranty set forth in Section 7(a)(i)(D) may be amended by Seller to reflect any Leases entered into after the Effective Date in accordance with this Agreement; and
(ii) the representation and warranty set forth in Section 7(a(i)(F) may be amended by Seller to reflect any Contracts entered into after the Effective Date in accordance with this Agreement; and (iii) all of the representations and warranties set forth in Section 7(a)(i) shall be deemed amended to reflect any changes thereto of which Seller notifies Purchaser in writing prior to the Closing, provided that such changes are only those that are permitted to have occurred under the terms of this Agreement. The representations and warranties (whether express or implied) of Seller set forth in Section 7(a(i) and elsewhere in this Agreement, and/or the Closing Documents (including, without limitation, the Deed) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of six (6) months following the Closing Date, and no action or claim based thereon shall be commenced after such period.

           (b) (i) Purchaser represents and warrants to Seller as follows:

           (A) Each of the entities comprising Purchaser are duly formed and validly existing limited liability companies, and (x) with respect to GAP III Properties LLC, organized under the laws of the State of Delaware, and (y) with respect to Summit Development, LLC, organized under the laws of the State of Connecticut. Purchaser, or the permitted assignee of Purchaser that takes title to the Premises pursuant to this Agreement on the Closing Date, will be qualified under the laws of New York to conduct business therein on the Closing Date.

           (B) Purchaser has obtained all necessary consents, has taken all actions required by its organizational documents, and has the full legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "PURCHASER'S DOCUMENTS"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

           (C) This Agreement and Purchaser's Documents do not and will not contravene any provision of the organizational documents of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any Laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Purchaser.

           (D) There are no pending actions, suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

           (E) Purchaser (or its permitted assignee) is purchasing the Premises for its own account and not for the benefit of any other person.

           (F) Either (x) Purchaser is not using (i) an "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a "plan" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "CODE") or (iii) an entity whose underlying assets are treated as "plan assets" for purposes of ERISA by reason of an employee benefit plan's or a plan's investment in such entity, to fund its purchase of the Premises or (y) the purchase of the Premises by Purchaser is exempt from the prohibited transaction restrictions of Section 406 of ERISA and Section 4975 of the Code pursuant to a prohibited transaction statutory or class exemption.

           (G) Purchaser is not, and will not become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the OFAC (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting

Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

           (ii) The representations and warranties of Purchaser set forth in
Section 7(b)(i) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, and at Closing, Purchaser shall deliver a certificate certifying that all representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date (except to the extent they specifically relate only to an earlier date), except that the representation and warranty set forth in Section 7(b)(i)(D) may be amended by Purchaser to reflect any change of circumstances applicable to such representation or warranty, and shall survive the Closing for a period of six (6) months following the Closing Date, and no action or claim based thereon shall be commenced after such period. In the event any representation or warranty of Purchaser set forth in Section 7(b(i) and elsewhere in this Agreement shall be untrue, inaccurate or incorrect, and provided that Seller has not waived the requirement that such representation or warranty be true, accurate and complete on the Closing Date, then Purchaser may, in its sole discretion, elect by notice to Seller to adjourn the Closing one or more times for up to thirty (30) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty.

           8. Closing Costs. Seller shall pay all transfer taxes payable in connection with the transfer of the Premises to Purchaser and the consummation of the transactions contemplated hereby, and shall pay (or cause to be paid) all transfer taxes payable in connection with the RDA Ground Lease, the Triple Net Lease or the Gross Lease (if any). The Purchaser shall pay (i) all charges payable in connection with the recording of the Deed (other than transfer taxes), the Assignments and the other agreements and instruments to be recorded pursuant to this Agreement (other than transfer taxes payable in connection with the RDA Ground Lease, the Triple Net Lease or the Gross Lease (if any) and recording charges relating to the Triple Net Lease Memorandum, which amounts shall be paid by Seller), and any other fees or charges resulting from the recording of the Deed or the transactions contemplated by this Agreement; provided, however, that all recording charges and transfer taxes with respect to the Mortgage shall be shared equally by Seller and Purchaser, and (ii) all of Purchaser's due diligence and financing costs, including, without limitation, the costs of any new or updated third party reports related thereto, all survey costs and all title insurance costs and all costs of the Title Company. All other closing costs, if any, shall be paid by Seller and Purchaser as is customary for similar conveyances transactions in the State of New York, provided, however, that (i) Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys and consultants and (ii) Seller shall pay all costs associated with removing exceptions to title, to the extent such removal is required by, and subject to the terms and limitations of, the provisions of Section 5 hereof. The provisions of this Section 8 shall survive the Closing.

           9. Conditions Precedent to Closing.

           (a) Purchaser's obligation under this Agreement to purchase the Premises is subject to the fulfillment of each of the following conditions, subject, however, to the provisions of Section 9(c):

           (i) Each of the material representations and warranties of Seller contained herein shall be true, accurate and correct in all material respects as of the Closing Date (subject to the provisions of Section 7(a)(iv));

           (ii) Title to the Premises shall be subject to no exceptions other than the Permitted Encumbrances. Seller shall have delivered all the documents required to be executed by Seller and other items required pursuant to Section 10, and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing; and

           (iii) Seller shall have delivered all the documents to be executed by Seller set forth in Section 10.

           (b) Seller's obligation under this Agreement to sell the Premises to Purchaser is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 9(c):

           (i) Each of the material representations and warranties of Purchaser contained herein shall be true, accurate and correct in all material respects as of the Closing Date (subject to the provisions of Section 7(b)(ii));

           (ii) Purchaser shall have delivered the funds required hereunder and all the documents to be executed by Purchaser set forth in Section 11; and

           (iii) Purchaser shall have performed in all material respects all other covenants, undertakings and obligations, and complied in all material respects with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

           (c) In the event that any condition contained in Section 9(a) or (b) is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) terminate this Agreement or (iii) if such failure of a condition is the result of a breach or default by the other party under this Agreement, exercise such other remedies as are permitted by this Agreement. In the event such party elects to terminate this Agreement, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except for such other remedies as are permitted by this Agreement, and except that if Purchaser terminates this Agreement because a condition contained in Section 9(a) is not satisfied, then Purchaser shall be entitled to a return of the Deposit, and accrued interest thereon. Nothing contained in this Section 9(c) shall be construed so as to bestow any right of termination upon a party for the failure of a condition to be satisfied unless such party is expressly entitled to the satisfaction of such condition as provided in Section 9(a) or (b).

           10. Documents to be Delivered by Seller at Closing. At the Closing, Seller shall execute, acknowledge and/or deliver, as applicable, the following to Purchaser or the Title Company (the "CLOSING DOCUMENTS") :

           (a) A Bargain and Sale Deed (the "DEED") conveying title to the Premises in the form of Exhibit A annexed hereto and made a part hereof.

           (b) The Assignment and Assumption of Leases and Security Deposits in the form of Exhibit B annexed hereto and made a part hereof (the "LEASE ASSIGNMENT").

           (c) The Assignment and Assumption of Contracts, Permits, Warranties and Guaranties in the form of Exhibit C annexed hereto and made a part hereof (the "CONTRACT AND PERMIT ASSIGNMENT") (the Lease Assignment and the Contract and Permit Assignment are herein referred to collectively as the "ASSIGNMENTS").

           (d) To the extent in Seller's possession or control, executed counterparts (originals or copies whichever is in Seller's possession or control) of all Leases, together with all Security Deposits thereunder (other than Security Deposits in the form of cash which, together with interest accrued thereon, shall be credited against the Purchase Price in accordance with Section 3(c) (i) hereof) to Purchaser or Purchaser's designee. With respect to any Security Deposits which are other than cash (e.g., letters of credit or guarantees), Seller shall execute and deliver to Purchaser at the Closing (at Seller's sole cost and expense) any appropriate instruments of assignment or transfer, which assignments and transfers shall be without warranty or representation by Seller (other than that Seller has not previously assigned such Security Deposits and to Seller's knowledge such Security Deposits are free and clear of all liens and other encumbrances) and in a form and substance reasonably acceptable to Seller and Purchaser; provided that if any Security Deposits are in the form of non-transferable letters of credits, (i) Seller shall cooperate with Purchaser after Closing (at Seller's sole cost and expense) to cause such letters of credits to be amended or replaced to name Purchaser (or its designee) as the beneficiary thereunder or (ii) if there has been a default beyond any applicable notice and cure periods with respect to any Lease for which any such letter of credit is held, and the terms of such Lease permit the landlord to draw on such letter of credit because of such default, then, if so requested by Purchaser, Seller shall draw upon such letter of credit and deliver the proceeds to Purchaser for application in accordance with the provisions of such Lease, provided that Purchaser indemnifies Landlord for any claims, actions, proceedings, losses, costs and expenses incurred by Seller by reason of same.

           (e) A bill of sale in the form of Exhibit D annexed hereto and made a part hereof (the "BILL OF SALE").

           (f) Executed notices to the tenants of the Premises in the form of Exhibit E annexed hereto.

           (g) Executed originals of all Estoppel Certificates received by Seller and not previously delivered to Purchaser.

           (h) To the extent in Seller's possession or control, and not already located at the Premises, keys, locks and combinations to all entrance doors to, equipment and utility rooms and safes located in, the Premises.

           (i) A "FIRPTA" affidavit sworn to by Seller in the form of Exhibit G annexed hereto and made a part hereof. Purchaser acknowledges and agrees that upon Seller's delivery of such affidavit, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

           (j) The Gross Lease.

           (k) The Triple Net Lease and the Triple Net Lease Memorandum.

           (l) Written notices in form reasonably satisfactory to Seller and Purchaser executed by Seller and Purchaser addressed to each party performing services pursuant to a Contract (other than those Contracts terminated pursuant to sub-clause (p) below) indicating that the Premises has been sold to Purchaser and that all rights of Seller thereunder have been assigned to Purchaser.

           (m) New York State Transfer Tax Return.

           (n) An owner's affidavit in favor of the Title Company, substantially in the form of Exhibit H.

           (o) The Memorandum of Option.

           (p) Termination notices to the counterparties under all management and leasing agreements and any of the other Contracts that Purchaser elects to have Seller terminate, provided that termination of such other Contracts is without cost, liability or expense to Seller, which notices shall terminate such Contracts pursuant to the terms of such Contracts.

           (q) Certificates of title to the Motor Vehicles endorsed to Purchaser.

           (r) The Plans and Specifications (to the extent in Seller's possession or control).

           (s) All tenant files, maintenance records and other records with respect to the operation of the Premises (to the extent in Seller's possession or control).

           (t) Copies of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Seller and accompanied by a certificate of such Secretary or Assistant Secretary certifying as to (i) a good standing certificate issued by the state of incorporation of Seller, dated within thirty (30) days of the Closing Date; (ii) a good standing certificate issued by the State of New York, dated within thirty (30) days of the Closing Date; (iii) an incumbency certificate executed by the Secretary or Assistant Secretary of Seller with respect to those officers of Seller executing any documents or instruments in connection with the transactions contemplated herein and (iv) the certificate of incorporation of Seller.

           (u) All other documents Seller is required to deliver pursuant to the provisions of this Agreement.

           (v) An agreement (the "AEC AGREEMENT") from Seller in favor of Purchaser in form and substance reasonably acceptable to Seller and Purchaser, which agreement shall provide that (a) Seller acknowledges that Purchaser has not had sufficient time to investigate the environmental matters set forth on
Schedule 13 hereto (collectively, the "AECS") prior to the expiration of the Due Diligence Period and (b) in the event that Purchaser shall notify Seller on or prior to the six (6) month anniversary of the Closing Date that Purchaser's environmental consultant has determined that (i) any Hazardous Substances are discovered with respect to any AECs, (ii) any laws or regulations relating to Hazardous Substances have been or are being violated with respect to any AECs or
(iii) any remedial action plan or work plan is recommended by Purchaser's environmental consultant with respect to any AECs (each of the AEC's referred to in clauses (i), (ii) and (iii) of this clause (b) shall be referred to herein as an "SPECIFIED AEC"), then Seller shall have right to object to one or more of the AECs identified as a Specified AEC within ten (10) Business Days after Purchaser delivers such notice to Seller, in which case Seller and Purchaser shall retain an environmental consultant reasonably satisfactory to Seller, Purchaser and Purchaser's mortgagee (the "INDEPENDENT ENVIRONMENTAL CONSULTANT") to perform such environmental investigations as the Independent Environmental Consultant deems reasonably necessary in order to determine whether the Independent Environmental Consultant agrees that one or more of such AECs should be included as a Specified AEC based on the criteria set forth in clauses (i) through (iii) above (each Specified AEC which (y) Seller does not object to in accordance with this paragraph or (z) which the Independent Environmental Consultant agrees should be identified as a Specified AEC shall be referred to as an "AGREED UPON AEC"). With respect to each Agreed Upon AEC, Seller shall,
(y) at Seller's sole expense, institute and perform any remedial action plan or work plan recommended by the Independent Environmental Consultant with respect to each Agreed Upon AEC and otherwise comply with any laws and regulations relating to Hazardous Substances in connection with such remedial action plan or work plan and (z) indemnify, defend and hold harmless, Purchaser from any and all claims, demands, causes of actions, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney's and consultant's fees and disbursements), whether foreseen or unforeseen, asserted against or incurred by Purchaser with respect to, or arising out of, any claims made by any third party, including any governmental agency or authority and/or any adjoining land owner, relating to any Agreed Upon AEC. Notwithstanding anything to the contrary contained herein (1) Purchaser shall have the right to implement any additional remedial actions with respect to any Agreed Upon AEC which may be recommended by Purchaser's environmental consultant so long as Purchaser pays the incremental costs relating to such additional remedial actions and (2) Seller shall have no liability or obligation with respect to any AEC that is not an Agreed Upon AEC.

           (w) An agreement (the "CAFETERIA AND FITNESS CENTER AGREEMENT" between Seller and Purchaser in form and substance reasonably acceptable to Seller and Purchaser, which agreement shall contain such provisions as currently set forth in Sections 1.1(a)(ii) and 1.4 (and any provisions relating thereto) of the form of Declaration of Easements attached as Exhibit N hereto; it being understood and agreed that such Sections 1.1(a) (ii) and 1.4 (and any provisions relating thereto) shall be removed from the Declaration of Easements to be delivered at Closing.

           (x) A subordination non-disturbance and attornment agreement in favor of Purchaser's lender in the form required under the Triple Net Lease.

           (y) An estoppel certificate in favor of Purchaser's lender in the form required under the Triple Net Lease.

           (z) If required by Purchaser's lender, a subordination agreement between Seller and Purchaser's lender, which agreement shall subordinate the lien and terms of the Mortgage to the lien and terms of a mortgage made by Purchaser in favor of Purchaser's lender, which agreement shall be commercially reasonable.

           (aa) If required by Purchaser's lender, an intercreditor agreement with respect to the rights of Seller, in its capacity as mortgagee under the Mortgage, and the rights of Purchaser's lender as (i) mortgagee of the fee and/or leasehold interest relating to Parcel A (as defined in the Declaration of Easements) and/or (ii) holder of any pledge of equity interests made by any direct or indirect owner of Purchaser, which intercreditor agreement shall be commercially reasonable."

           11. Documents to be Delivered by Purchaser at Closing. At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller:

           (a) The balance of the cash portion of the Purchase Price, subject to apportionments, credits and adjustments as provided in this Agreement.

           (b) The Bill of Sale.

           (c) The Assignments.

           (d) The Gross Lease, the Triple Net Lease, the Triple Net Lease Memorandum and the Cafeteria and Fitness Center Agreement.

           (e) If Purchaser is a corporation, (i) copies of the certificate of incorporation of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (ii) a good standing certificate issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; (iii) a good standing certificate issued by the State of New York, dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

           (f) If Purchaser is a partnership, copies of Purchaser's partnership certificate and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the partners authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by a general partner of Purchaser.

           (g) If Purchaser is a limited liability company, copies of resolutions of Purchaser's governing member(s) /manager(s) authorizing all the transactions contemplated by this Agreement, together with a certificate of the managing member of Purchaser or similar appropriate documentation certifying as to (i) the consent of Purchaser authorizing the execution, delivery and performance of this Agreement and each document, instrument or agreement executed by Purchaser in connection with this Agreement, (ii) the incumbency of those officers or other representatives of Purchaser executing any documents or instruments in connection with the transactions contemplated herein, (iii) the articles of organization of Purchaser, (iv) a certificate of good standing of Purchaser from its state of formation (dated no earlier than thirty (30) days prior to the Closing), and (v) a New York State certificate of good standing (dated no earlier than thirty (30) days prior to the Closing);

           (h) New York Transfer Tax Return.

           (i) The Note.

           (j) The Mortgage.

           (k) The RDA Ground Lease.

           (l) The Ground Lease Memorandum.

           (m) The Declaration of Easements.

           (n) The Option Memorandum.

           (o) All other documents Purchaser is required to deliver pursuant to the provisions of this Agreement.

           12. Operation of the Premises prior to the Closing Date. Between the date hereof and the Closing Date, Seller shall have the right to continue to manage, operate and maintain the Premises in a manner consistent with the manner in which the Premises have been operated, managed and maintained prior to the Effective Date, at Seller's sole cost and expense, subject to the terms and conditions of this Section 12. In connection therewith:

           (a) From and after the Effective Date:

           (i) Seller shall provide Purchaser with copies of all material notices sent or received with respect to any Lease, and shall provide Purchaser with written notice of any application of any Security Deposits made by Seller within one (1) Business Day of such application. Seller shall not amend, modify, extend, renew or cancel, or grant any material consent or waive any material right under, or enter into any proposed Lease of all or any portion of the Premises without Purchaser's prior consent in each instance, which consent shall
(A) not be unreasonably withheld or delayed, (including without limitation, with respect to a lease to F.S.G.T.F. Inc., d/b/a "The Auto Center", currently being negotiated by Seller, the term of which will not exceed one (1) year) prior to the expiration of the Due Diligence Period, and (B) may be given or withheld in Purchaser's sole discretion following the expiration of the Due Diligence Period. In connection with Seller's request for Purchaser's consent under this
Section 12(a)(i), Seller shall promptly provide Purchaser with all information in Seller's possession or control reasonably requested by Purchaser in connection with such determination (e.g., term sheets, leases, etc.). Once any Lease or other document is executed, Seller shall promptly provide Purchaser with a copy of same. With respect to any proposed action by Seller to be submitted to Purchaser for its consent pursuant to this Section 12(a)(i), Purchaser shall consent or deny its consent, with the reasons for any such denial as to any then existing or proposed Lease within ten (10) days after receipt by Purchaser of Seller's notice requesting Purchaser's consent to the proposed action relating to such existing or proposed Lease. Provided that Seller's notice requesting Purchaser's consent states in capitalized bold face type "A FAILURE TO RESPOND TO THIS NOTICE WITHIN 10 DAYS SHALL BE DEEMED A CONSENT TO THE REQUEST SET FORTH HEREIN", if Purchaser fails to reply to Seller's request for consent pursuant to the provisions of this Section 12(a)(i) within the above described ten (10) day time period, Purchaser's consent shall be deemed given to the request in question.

           (ii) Seller shall not take any action that would render any representation made by Seller in this Agreement with respect to the Premises materially untrue, and if, to Seller's knowledge, any representation made by Seller in this Agreement becomes materially untrue, Seller shall provide notice of such untrue representation, in which event the provisions of Section 7(a)(iii) hereof shall apply.

           (iii) Seller shall not take any affirmative action that would result in the cancellation of any material Permit or render any material Permit invalid.

           (iv) Seller shall perform all of the material obligations to be performed by Seller under the Contracts and the Leases, and shall provide to Purchaser promptly after the giving or receipt thereof any material notices received or given pursuant to the Leases or Contracts.

           (b) As used herein "LEASE EXPENSES" means the following: (A) brokerage commissions and fees payable to a third party that is not affiliated with Seller or to an Affiliate of Seller if same is at market rates as a result of any Lease, (B) expenses incurred for tenant finish, repairs, leasehold improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements under a Lease, (C) moving expenses payable by the landlord under a Lease, (D) other tenant abatements and allowances payable by the landlord under a Lease, (E) reasonable legal fees for services in connection with the preparation of documents and other services rendered solely in connection with the effectuation of the Lease; (F) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a Lease to the landlord under another lease (whether or not such other lease covers space in the Premises), and (G) reimbursements to the tenant required under a Lease for the cost of any of the items described in the preceding clauses (B) through (F). Seller shall pay prior to Closing, or Purchaser shall receive a credit at Closing for, all Lease Expenses incurred in connection with a Lease entered into prior to the Closing Date. The provisions of this Section 12(b) shall survive the Closing.

           (c) Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right, but is not obligated, to institute summary proceedings against any tenant or terminate any Lease, in either case, as a result of a default beyond all applicable notice and grace periods by the tenant thereunder prior to the Closing Date; provided, however, that during the period from and after the first day of the Due Diligence Period and continuing through the Closing Date and provided that this Agreement has not been terminated, Seller shall not terminate any Lease without Purchaser's prior consent in each instance.

           (d) From and after the Effective Date, Seller shall not amend, modify, extend, renew or cancel (except as a result of a default beyond any applicable notice or cure periods by the other party thereunder), or grant any material consent or waive any material right under, any Contracts (including, without limitation, any agreements with brokers for leasing any portion of the Premises), or enter into any new contract or agreement that would become a Contract without Purchaser's prior consent in each instance, which consent shall
(A) not be unreasonably withheld or delayed prior to the expiration of the Due Diligence Period, and (B) may be given or withheld in Purchaser's sole discretion following the expiration of the Due Diligence Period; provided, however, that Purchaser's consent shall not be required with respect to any of the aforestated actions if such Contract may be terminated at any time on not more than sixty (60) days' prior notice by Seller, or its successor, without the payment of a penalty. In connection with Seller's request for Purchaser's consent under this Section 12(d), Seller shall promptly provide Purchaser with all information in Seller's possession or control reasonably requested by Purchaser in connection with such determination. Once any Contract or other document is executed, Seller shall promptly provide Purchaser with a copy of same. With respect to any proposed action by Seller to be submitted to Purchaser for its consent pursuant to this Section 12(d), Purchaser shall consent or deny its consent, with the reasons for any such denial as to any then existing or proposed Contract within ten (10) days after receipt by Purchaser of Seller's notice requesting Purchaser's consent to the proposed action relating to such existing or proposed Contract. Provided that Seller's notice requesting Purchaser's consent states in capitalized bold face type "A FAILURE TO RESPOND TO THIS NOTICE WITHIN 10 DAYS SHALL BE DEEMED A CONSENT TO THE REQUEST SET FORTH HEREIN", if Purchaser fails to reply to Seller's request for consent pursuant to the provisions of this Section 12(d) within the above described ten (10) day time period, Purchaser's consent shall be deemed given to the request in question.

           In connection with Seller's request for Purchaser's consent under this Section 12(d), Seller shall provide Purchaser with all information in Seller's possession reasonably requested by Purchaser and necessary for Purchaser to make such determination. Once any Contract or other document is executed, Seller shall promptly provide Purchaser with a copy of same.

           13. As Is.

           (a) Except for the specific representations and warranties made by Seller in this Agreement or in the Closing Documents, Purchaser agrees to purchase the Premises (subject to Purchaser's right to terminate this Agreement in accordance with the terms of this Agreement) in its "AS IS WHERE IS AND WITH ALL FAULTS" condition as of the Effective Date, and subject to all latent and patent defects (whether physical, financial or legal).

           (b) This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the Effective Date, and Purchaser acknowledges that neither Seller nor any of Seller's Affiliates (hereinafter defined), nor any of their agents or representatives has made any representations or held out any inducements to Purchaser, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in this Agreement or in the Closing Documents. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller's Affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth in this Agreement or the Closing Documents, as to (i) the status of title to the Premises, (ii) the Leases, (iii) the Contracts, (iv) the Permits, (v) the current or future real estate tax liability, assessment or valuation of the Premises; (vi) the potential qualification of the Premises for any and all benefits conferred by any Laws whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated; (vii) the compliance of the Premises in its current or any future state with applicable Laws or any violations thereof, including, without limitation, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Premises' non compliance, if any, with zoning Laws; (viii) the nature and extent of any right of way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (ix) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including, without limitation, any government authority or any lender; (x) the current or future use of the Premises, including, without limitation, the Premises' use for commercial, residential or general office purposes; (xi) the present or future structural and physical condition of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto; (xii) the viability or financial condition of any tenant; (xiii) the status of the leasing market in which the Premises is located; or (xiv) the actual or projected income or operating expenses of the Premises.

           (c) Purchaser acknowledges that Seller will have, unless Purchaser terminates this Agreement in accordance with Section 4(d), afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Premises and all Property Information. Seller hereby represents that the Provided Documents are all of the material documents in Seller's possession or control that are material to the operation of the Premises. Subject to the representations and warranties of Seller contained herein and in the Closing Documents, Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to Purchaser and Purchaser's Representatives by Seller or Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Seller and/or any of Seller's Affiliates; (ii) neither Seller nor any of Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Property Information delivered or made available to Purchaser and Purchaser's Representatives is furnished to each of them at the request, and for the convenience of, Purchaser; (iv) Purchaser is relying solely on its own investigations, examinations and inspections of the Premises and those of Purchaser's Representatives and is not relying in any way on the Property Information furnished by Seller or any of Seller's Affiliates, or any of their agents or representatives; (v) Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information and Purchaser releases Seller and Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto; and (vi) any further distribution of the Property Information is subject to Section 22.

           (d) Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller's Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller's Affiliates, or their agents or representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Premises, the presence of Hazardous Substances or any other conditions (whether patent, latent or otherwise) affecting the Premises, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement or in any Seller Document. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Purchaser agrees that in the event of any such construction defects, errors or omissions, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions affecting the Premises, Purchaser shall look solely to Seller's predecessors in interest or to such contractors and consultants as may have contracted for work in connection with the Premises for any redress or relief, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement or in any Seller Document. Purchaser further understands that some of Seller's predecessors in interest or such contractors and consultants may have filed petitions under the bankruptcy code and Purchaser may have no remedy against such predecessors, contractors or consultants.

           (e) Purchaser's failure, for any reason whatsoever, to elect to terminate this Agreement pursuant to Section 4(d) shall be deemed an acknowledgment by Purchaser that Purchaser has inspected the Premises, is thoroughly acquainted with and accepts its condition (subject to the specific provisions of this Agreement), and has reviewed, to the extent necessary in its discretion, all the Property Information. Except for the representations and warranties made by Seller in this Agreement or in any Seller Document, Seller shall not be liable or bound in any manner by any oral or written information pertaining to the Premises or the rents furnished by Seller, Seller's Affiliates, their agents or representatives, any real estate broker or other person.

           (f) The provisions of this Section 13 shall survive the termination of this Agreement and the Closing.

           14. Broker. Purchaser and Seller represent and warrant to each other that neither party has dealt with a broker in connection with the Premises and the transactions described herein other than Cushman & Wakefield, Inc. ("BROKER"), whose fees will be paid by Seller pursuant to a separate agreement between Seller and Broker. Subject to the foregoing, each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other party may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person (other than Broker), for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 14 shall survive the termination of this Agreement and the Closing.

           15. Casualty; Condemnation.

           (a) Damage or Destruction: If, prior to the Closing Date, A "MATERIAL" part (as hereinafter defined) of the Premises is damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than thirty (30) days after receipt of Seller's notice. If this Agreement is so terminated, the provisions of Section 15(c) shall apply. If (i) Purchaser does not elect to terminate this Agreement, or (ii) there is damage to or destruction of an "IMMATERIAL" part ("IMMATERIAL" is herein deemed to be any damage or destruction which is not "MATERIAL", as such term is hereinafter defined) of the Premises, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing, (x) pay over to Purchaser the proceeds of any insurance collected by Seller less the amount of all costs reasonably incurred by Seller in connection with the repair of such damage or destruction, (y) assign and transfer to Purchaser all right, title and interest of Seller in and to any uncollected insurance proceeds which Seller may be entitled to receive as a result of such damage or destruction, and (z) pay over to Purchaser the amount of any applicable deductible. A "MATERIAL" part of the Premises shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be $1,500,000 or more as reasonably estimated by an independent third-party reasonably acceptable to Purchaser, or if after repairs the casualty materially adversely affects access to the Premises. During the period from the Effective Date through the Closing Date, (i) Seller shall maintain the same casualty and liability insurance policies (or insurance policies providing coverage which is at least as favorable) with respect to the Premises that are in place as of the Effective Date, as disclosed by Seller to Purchaser and (ii) provided that Purchaser does not have the right to terminate this Agreement for such damage or destruction, Seller shall not settle any insurance claim for any damage or destruction to any material part of the Premises.

           (b) Condemnation: If, prior to the Closing Date, all or any "SIGNIFICANT" portion (as hereinafter defined) of the Premises is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall promptly notify Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than thirty (30) days after receipt of the Seller's notice. If this Agreement is so terminated, the provisions of Section 15(c) shall apply. If Purchaser does not elect to terminate this Agreement, or if an "INSIGNIFICANT" portion ("insignificant" is herein deemed to be any taking which is not "SIGNIFICANT", as such term is herein defined) of the Premises is taken by eminent domain or condemnation, at the Closing, Seller shall assign and turnover, and Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "SIGNIFICANT" portion of the Premises means (i) more than 25,000 square feet of rentable area (exclusive of the RDA Buildings), or other portion of the Premises the taking of which would reasonably be anticipated to have a material adverse effect on Purchaser's intended development of the Premises or (ii) two (2) or more acres of the Land; provided, however, in no event shall any eminent domain or condemnation taking in connection with a widening of Roaring Brook Road be deemed to be "SIGNIFICANT." From and after the expiration of the Due Diligence Period, and provided that Purchaser has not terminated this Agreement pursuant to Section 15(c) hereof, Purchaser shall have the right to participate in any condemnation proceedings affecting the Premises, and Seller shall not enter into any settlement agreement with respect to such proceedings without the prior consent of Purchaser (which consent shall not be unreasonably withheld); unless the applicable condemnation or eminent domain proceeding is for the entire Premises, in which event Purchaser shall have no right to participate in the condemnation proceedings or approve any related settlement or award.

           (c) If Purchaser elects to terminate this Agreement pursuant to
Section 15(a) or 15(b), this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to a return of the Deposit and all accrued interest thereon.

           16. Remedies.

           (a) If the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, then Seller, in addition to any other remedies available to Seller at law or in equity, may bring an action against Purchaser for Seller's actual damages and the Deposit shall not be treated as liquidated damages and shall be applied to the actual damages, if any, awarded to Seller. Nothing contained herein shall limit or restrict Seller's ability to pursue any rights or remedies it may have against Purchaser with respect to the Surviving Obligations. Except as set forth in this Section 16(a) and Section 22(e), Seller hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Purchaser's default hereunder or Purchaser's failure or refusal to perform its obligations hereunder.

           (b) If the Closing fails to occur by reason of Seller's failure or refusal to perform its obligations hereunder, then Purchaser, in addition to any other remedies available to Purchaser at law or in equity, may (i) terminate this Agreement by notice to Seller, in which event Purchaser shall be entitled to a return of the Deposit and all interest accrued thereon and Purchaser shall be entitled to receive the Due Diligence Costs from Seller, or (ii) seek specific performance from Seller. As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as the result of Seller's failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within ninety (90) days after the scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action for specific performance within such 90-day period shall be deemed a waiver by it of its right to commence such an action. As used herein, the term "DUE DILIGENCE Costs" shall mean the lesser of (i) all of Purchaser's reasonable and actual out-of-pocket third party expenses incurred in connection with the preparation and negotiation of this Agreement and all reasonable and actual out-of-pocket third party due diligence costs with respect to the transactions contemplated herein, including, without limitation, reasonable and actual attorneys' and consultants' fees in connection therewith, or (ii) $750,000.

           (c) If Closing fails to occur by reason of any breach or inaccuracy of Seller's representations or warranties, the provisions of Section 16(b) shall apply, subject to the limitations of Section 7.

           17. Purchaser's Access to the Premises. From and after the Effective Date through the Closing Date, upon prior notice (which notice may be oral) and subject to the prior approval of each tenant of Seller, to the extent such approval is required under the Leases, Purchaser and Purchaser's Representatives shall have the right to enter upon the Premises for the sole purpose of inspecting the Premises and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "INVESTIGATIONS"), provided (i) Purchaser shall give Seller not less than two (2) Business Days' prior notice (which notice may be oral) before the first such entry and one (1) day's prior notice before each subsequent entry, (ii) the first such notice shall include sufficient information to permit Seller to review the scope of the proposed Investigations, and (iii) neither Purchaser nor Purchaser's Representatives shall permit any borings, drillings or samplings to be done on the Premises without Seller's prior written consent, which shall not be unreasonably withheld or delayed. Unless otherwise agreed by Seller, any entry upon the Premises and all Investigations shall be during the Premises' normal business hours and at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not materially interfere with the activities on or about the Premises of Seller, its tenants and their employees and invitees. Purchaser shall:

           (a) promptly repair any damage to the Premises resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Premises used for such Investigations so that the Premises shall be in the same condition that it existed in prior to such Investigations;

           (b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

           (c) permit Seller to have a representative present during all Investigations undertaken hereunder, at Seller's sole cost and expense;

           (d) take all actions and implement all protections reasonably necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Premises pose no threat to the safety or health of persons or the environment, and cause no damage to the Premises (other than minor damage necessary for Purchaser's investigations which can and shall be promptly repaired by Purchaser at Purchaser's sole cost and expense) or other property of Seller or other persons;

           (e) furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other property specific studies and reports relating to the Investigations (but not including studies related to the Redevelopment Project) which Purchaser shall obtain with respect to the Premises promptly after Purchaser's receipt of same;

           (f) until the Closing or the earlier termination of this Agreement, maintain or cause to be maintained, at Purchaser's expense, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement covering Purchaser's indemnification obligations contained in Section 17(h), and with a combined single limit of not less than $1,000,000.00 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000.00 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of an additional $5,000,000.00, insuring Purchaser as named insured and Seller, Seller's Affiliates, and Seller's tenants as additional insureds, against any injuries or damages to persons or property that may be caused by (i) Purchaser's and/or Purchaser's Representatives' entry upon the Premises, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, and (iii) all other activities undertaken by Purchaser and/or Purchaser's Representatives at the Premises, all of which insurance shall be on an "OCCURRENCE FORM" and otherwise in such forms and with an insurance company reasonably acceptable to Seller, and deliver a copy of the insurance certificates evidencing such insurance to Seller prior to the first entry on the Premises;

           (g) not allow the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives with respect to the Premises to result in any liens, judgments or other encumbrances being filed or recorded against the Premises, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

           (h) indemnify and defend Seller and Seller's Affiliates and hold Seller and Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements), suffered or incurred by Seller or any of Seller's Affiliates and caused by (i) Purchaser's and/or Purchaser's Representatives' entry upon the Premises, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, (iii) any liens or encumbrances filed or recorded against the Premises as a consequence of the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives, and/or (iv) any and all other activities undertaken by Purchaser or Purchaser's Representatives with respect to the Premises, unless caused by the gross negligence or willful misconduct of Seller or Seller's Affiliates, and their respective servants, employees, agents, licensees, tenants and invitees.

           (i) Notwithstanding anything to the contrary contained herein, Purchaser shall have the right to conduct such environmental studies, investigations, and testing, including so-called Phase II environmental studies (collectively, the "AEC TESTING"), on or with respect to the Premises from and after November 18, 2004 which Purchaser deems reasonably necessary with respect to the AECs or as otherwise may be required by Purchaser's lender. Purchaser shall conduct such testing in accordance with this Section 17; provided, however, Seller's consent shall not be required with respect to any AEC Testing. Seller shall cooperate with Purchaser and its environmental consultant with respect to the AEC Testing. Purchaser's rights under this Section 17(i) shall survive the Closing.

           The provisions of this Section 17 shall survive the termination of this Agreement or the Closing, as applicable.

           18. Escrow. Escrow Agent shall hold the LOI Deposit and the Deposit and all interest accrued thereon, if any (collectively, the "FUND") in escrow and shall dispose of the Fund only in accordance with the following provisions:

           (a) Escrow Agent shall deliver the Deposit (and the LOI Deposit) to Seller or Purchaser, as the case may be, as follows:

           (i) to Seller, upon completion of the Closing and/or

           (ii) to Seller, after receipt of Seller's demand in which Seller certifies either that (A) Purchaser has defaulted under this Agreement beyond any applicable notice or cure periods, or (B) this Agreement has been terminated or cancelled, and Seller is thereby entitled to receive the Deposit; but Escrow Agent shall not honor Seller's demand until more than ten (10) Business Days after Escrow Agent has given a copy of Seller's demand to Purchaser in accordance with Section 18(b)(i), nor thereafter if Escrow Agent receives a Notice of Objection from Purchaser within such ten (10) Business Day period; or

           (iii) to Purchaser, immediately after receipt of Purchaser's demand on or prior to the expiration of the Due Diligence Period in which Purchaser certifies that it has terminated the Agreement under Section 4(d); or

           (iv) to Purchaser, after receipt of Purchaser's demand in which Purchaser certifies either that (A) Seller has defaulted under this Agreement beyond any applicable notice or cure periods, or (B) this Agreement has been terminated or cancelled, and Purchaser is thereby entitled to receive the Deposit; but Escrow Agent shall not honor Purchaser's demand until more than ten
(10) Business Days after Escrow Agent has given a copy of Purchaser's demand to Seller in accordance with Section 18(b)(i), nor thereafter if Escrow Agent receives a Notice of Objection from Seller within such ten (10) Business Day period; or

           (v) to Purchaser (with respect to the LOI Deposit only), on the second Business Day after the delivery of Purchaser's Termination Notice to Seller.

           Upon delivery of the Deposit in accordance with this Agreement, Escrow Agent shall be relieved of all liability hereunder and with respect to the Deposit. Escrow Agent shall deliver the Deposit, at the election of the party entitled to receive the same, by (i) a good, unendorsed certified check of Escrow Agent payable to the order of such party, (ii) an unendorsed official bank or cashier's check payable to the order of such party, or (iii) a bank wire transfer of immediately available funds to an account designated in writing to Escrow Agent by such party.

           (b) (i) Upon receipt of a written demand from Seller or Purchaser under Section 18(a) (ii), (iii) or (iv), Escrow Agent shall send a copy of such demand to the other party within one (1) Business Day. Within ten (10) Business Days after the date of receiving same, but not thereafter, the other party may object (except with respect to a timely demand made pursuant to Section 18(a)(iii)) to delivery of the Deposit to the party making such demand by giving a notice of objection (a "NOTICE OF Objection") to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall immediately send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect either (A) to continue to hold the Deposit until Escrow Agent receives a written agreement of Purchaser and Seller directing the disbursement of the Deposit, in which event Escrow Agent shall disburse the Deposit in accordance with such agreement; and/or (B) deposit the

Deposit and all interest accrued thereon into any court of competent jurisdiction and bring any action of interpleader or any other proceeding, in which event, Escrow Agent's duties hereunder shall be terminated; and/or (C) in the event of any litigation between Seller and Purchaser, to deposit the Deposit and all interest accrued thereon with the clerk of the court in which such litigation is pending.

           (ii) If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not Escrow Agent has received any written demand under Section 18(a)(ii) or (iv), or Notice of Objection under
Section 18(b)(i)), notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Deposit pursuant to Section 18(b)(i)(A), (B) or (C) and may decline to take any other action whatsoever. In the event the Deposit is deposited in a court of competent jurisdiction by Escrow Agent pursuant to
Section 18(b)(i)(B) or (C), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Deposit, Purchaser and Seller shall pay the reasonable attorney's fees and costs incurred by Escrow Agent (which said parties shall share equally, but for which said parties shall be jointly and severally liable) for any litigation in which Escrow Agent is named as, or becomes, a party.

           (c) Notwithstanding anything to the contrary in this Agreement, within one (1) Business Day after the receipt of the LOI Deposit or the Deposit, as applicable, Escrow Agent shall place such deposit in an Approved Investment (as defined below). The interest, if any, which accrues on such Approved Investment shall not be deemed part of such deposit; and Escrow Agent shall dispose of such interest at any time and from time to time as directed by Purchaser. Escrow Agent may not commingle the Fund with any other funds held by Escrow Agent. Escrow Agent may convert the Fund from the Approved Investment into cash or a non interest bearing demand account at an Approved Institution as follows:

           (i) at any time within two (2) days prior to the Closing Date; or

           (ii) if the Closing Date is accelerated or extended, at any time within two (2) days prior to the accelerated or extended Closing Date.

           (d) As used herein, the term "APPROVED INVESTMENT" means (i) any interest bearing demand account or money market fund in Citibank of New York, New York or Washington, D.C. or in any other institution otherwise approved by both Seller and Purchaser (collectively, an "APPROVED INSTITUTION"), or (ii) any other investment approved by both Seller and Purchaser. The rate of interest or yield need not be the maximum available and reinvestment of any matured investment shall be made in an Approved Investment. Discounts earned shall be deemed interest for the purpose hereof.

           (e) Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Seller and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for Escrow Agent's own willful default, misconduct or gross negligence, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including, without limitation, reasonable attorney's fees and disbursements whether paid to retained attorneys or representing the fair value of legal services rendered to itself) which may be incurred by reason of its acting as Escrow Agent provided the same is not the result of Escrow Agent's willful default, misconduct or gross negligence.

           (f) Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Escrow Agent shall be sent in accordance with the provisions of Section 21.

           (g) Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall furnish Escrow Agent with their true Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest earned on the Deposit or other income from the Approved Investment. The Purchaser shall be responsible for the payment of any tax due with respect to any Approved Investment.

           (h) Any amendment of this Agreement which alters or modifies Escrow Agent's obligations hereunder will not be effective against or binding upon Escrow Agent without Escrow Agent's prior consent, which consent may be withheld in Escrow Agent's sole and absolute discretion.

           (i) The provisions of this Section 18 shall survive the termination of this Agreement and the Closing.

           19. Assignment. This Agreement may not be assigned by Purchaser without the express written consent of Seller; provided, however, Purchaser may assign all or any portion of its rights under this Agreement, without Seller's consent, to one or more entities so long as each of such entities is a Permitted Transferee, provided that a copy of such assignment and assumption is simultaneously delivered to Seller on or prior to the Closing Date. In the event that Purchaser shall assign its rights under this Agreement to two or more Permitted Transferees, Seller shall cooperate in good faith with Purchaser to amend the forms of Closing Documents attached hereto to, or referred to herein, accommodate such multiple assignments, including conveying such portions of the Premises to such Permitted Transferees as Purchaser shall direct. A "PERMITTED TRANSFEREE" means GAP III Properties, LLC, Summit Development, LLC (each, a "VENTURER") and any Person Controlling, controlled by or under common control with a Venturer or both Venturers. In no event shall any consent to an assignment be deemed or construed to be a consent to any further assignment of this Agreement, nor shall any assignment relieve Purchaser of its obligations and liabilities hereunder. As a condition precedent to Purchaser's right to assign this Agreement as permitted by this Section 19, Purchaser shall provide Seller with sufficient information to allow Seller to verify that the proposed assignment complies with this Section. Notwithstanding the foregoing, Purchaser's rights under this Agreement that relate to the period after the Closing may be exercised by Purchaser's successors and assigns as owner of the Premises. Any permitted assignment of this Agreement shall include the Options under Section 6 hereof. Following the assignment of this Agreement to a Permitted Transferee pursuant to the terms of this Section 19, such Permitted Transferee shall be the "PURCHASER" hereunder for all purposes and neither GAP III Properties, LLC nor Summit Development, LLC shall have any further liabilities or obligations hereunder. Any purported assignment of this Agreement in violation of this Section 19 shall be null and void and of no force or effect.

           20. Access to Records. For the period equal to the lesser of (a) the period of time which Purchaser owns the Premises and (b) three (3) years subsequent to the Closing Date, Seller, Seller's Affiliates and their employees, agents and representatives shall be entitled to access during reasonable business hours to all documents, books and records given to Purchaser by Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right, at its sole cost and expense, to make copies of such documents, books and records (which copies shall be made without removing such documents, books and records from Purchaser's offices unless Purchaser does not have sufficient facilities to make adequate copies thereof), provided, that (i) Purchaser may, at Purchaser's election, have a representative of Purchaser attend any such access and (ii) Seller shall use reasonable efforts to avoid disrupting Purchaser's normal business operations. Seller shall maintain the contents of all such documents, books and records in confidence, and except as may be required by law or as may be necessary for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations, Seller will not divulge any such information to other persons or entities except to the extent such information shall be or shall become public or shall be obtained from other sources. The provisions of this Section 20 shall survive the Closing.

           21. Notices.

           (a) All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing (unless otherwise provided in this Agreement) and sent by (i) by reputable overnight national courier (for next Business Day delivery), or
(ii) facsimile (with a copy thereof deposited on the same day with overnight express mail or courier as provided above) addressed as follows:

                      If to Seller:

                      The Reader's Digest Association, Inc.
                      Reader's Digest Road
                      Pleasantville, NY 10570
                      Attention: Michael Geltzeiler, Senior Vice President
                                 and Chief Financial Officer
                      Telephone: (914) 244-7515
                      Telecopy:  (914) 244-5665
                      with a copy to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York  10153-0119
                      Attention: Philip Rosen, Esq.
                      Telephone: (212) 310-8604
                      Telecopy:  (212) 310-8007

                      If to Purchaser:

                      GAP III Properties LLC
                      c/o Greenfield Partners LLC
                      50 North Water Street
                      South Norwalk, Connecticut 06854
                      Attention: Barry Marcus
                      Telephone: (203) 354-5022
                      Telecopy:  (203) 354-5060

                      with a copy to:

                      Summit Development, LLC
                      40 North Water Street
                      South Norwalk, Connecticut 06854
                      Attention: Felix Charney
                      Telephone: (203) 354-1500
                      Telecopy:  (203) 354-1501

                      with an additional copy to:

                      Kaye Scholer LLP
                      425 Park Avenue
                      New York, New York 10022
                      Attention: Steve Gliatta, Esq.
                      Telephone: (212) 836-8618
                      Telecopy:  (212) 836-7156

                      If to Escrow Agent:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York  10153-0119
                      Attention: Philip Rosen, Esq.
                      Telephone: (212) 310-8604
                      Telecopy:  (212) 310-8007

           Seller, Purchaser or Escrow Agent may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 21. To be effective, (i) any notice under this Agreement must be in writing, except as otherwise specifically provided in this Agreement, and (ii) any notice from Purchaser must be signed by either (a) GAP III Properties, LLC or (b) GAP III Properties, LLC and Summit Development, LLC; it being understood and agreed that a notice signed only by GAP III Properties, LLC (and not Summit Development,
LLC) shall be effective as to both purchasers. Notice shall be effective upon delivery (or refusal of delivery), except that notice by reputable overnight courier (including Federal Express) shall be deemed given on the first Business Day after the date delivered to such overnight courier.

           22. Property Information and Confidentiality.

           (a) Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives, in any manner whatsoever, in whole or in part to any third-party (other than Purchaser's Representatives and to the extent reasonably necessary, to Purchaser's lenders, insurers, investors, attorneys, accountants, professional consultants and prospective lenders, insurers and investors, and such other persons for which disclosure is reasonably necessary to obtain the Governmental Approvals and accomplish the Redevelopment Project), and will not be used by Purchaser or Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Premises. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Premises and consummating the transaction hereunder, and who are informed by the Purchaser of the confidential nature of the Property Information. The provisions of this Section 22(a) shall (i) in no event apply to Property Information which is a matter of public record or obtained from other sources, (ii) not prevent Purchaser or Purchaser's Representatives from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax, reporting requirements and any judicial decree, mandate or order and (iii) not prevent the use of the Property Information in any arbitration, mediation, judicial or similar proceeding involving a dispute between Seller and Purchaser with respect to this Agreement or the transactions contemplated herein.

           (b) Purchaser, hereby agrees that between the Effective Date and the Closing Date, it will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of Seller. It is understood that the foregoing shall not preclude Purchaser from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent Purchaser hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

           (c) In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly destroy or return to Seller all copies of the Property Information referred to in clause (i) of Section 22(d) in the possession of Purchaser and Purchaser's Representatives.

           (d) As used in this Agreement, the term "PROPERTY INFORMATION" shall mean (i) the Provided Documents and such other information and documents relating to the Premises, the operation thereof or sale thereof furnished to, or otherwise made available for review by, Purchaser's Representatives, by Seller or any of Seller's Affiliates, their agents or representatives, including (A) any third party reports with respect to the Premises, including, without limitation, survey, title, environmental, air quality, architectural, and engineering reports and analyses, and (B) any Contracts, Permits or agreements relating to the Premises, and (ii) all analyses, reports or other documents prepared or obtained by Purchaser or Purchaser's Representatives based in whole or in part on information or documents described in the preceding clause (i). If requested by Purchaser, Seller agrees to request the issuance by third parties who have prepared reports for Seller of reliance letters in favor of Purchaser and Purchaser's lender in respect of such third party reports, as applicable, provided Seller shall bear no cost or expense in connection therewith.

           (e) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Section 22 and the second to last sentence of Section 4(a).

           (f) The provisions of this Section 22 shall terminate on the earlier of (i) one (i) year following the termination of this Agreement, or (ii) the Closing.

           23. Miscellaneous.

           (a) This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged. Notwithstanding the foregoing, any alteration, amendment, change, waiver, termination or other modification of this Agreement to be signed by Purchaser must be signed by either (a) GAP III Properties, LLC or (b) GAP III Properties, LLC and Summit Development, LLC; it being understood and agreed that any alteration, amendment, change, waiver, termination or other modification of this Agreement signed only by GAP III Properties, LLC (and not Summit Development,
LLC) shall be effective as to both purchasers.

           (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

           (c) All prior statements, understandings, representations and agreements between the parties, oral or written (including, without limitation, letters of intent, term sheets, brochures and prospectuses), are superseded by and merged in this Agreement and the other documents entered into between Seller and Purchaser on or as of the date hereof, which fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement and the other documents entered into between Seller and Purchaser on or as of the date hereof. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller or the party drafting this Agreement.

           (d) Except for the representations, warranties, obligations and covenants that this Agreement and the Closing Documents expressly state survive Closing, Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of the representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing.

           (e) Purchaser agrees that it does not have and will not assert any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other Affiliate of Seller or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other Affiliate (collectively, "SELLER'S AFFILIATES"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller's interest in the Premises (including the proceeds of the sale thereof) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 23(e), Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller's Affiliates, in each case in connection with or arising out of this Agreement or the transactions contemplated hereby. Seller agrees that it does not have and will not assert any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other Affiliate of Purchaser or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other Affiliate (collectively, "PURCHASER'S AFFILIATES"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser's Affiliates, and hereby unconditionally and irrevocably releases and discharges Purchaser's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against Purchaser's Affiliates, in each case in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 23(e) shall survive the termination of this Agreement and the Closing.

           (f) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (iii) references herein to "Articles", "SECTIONS", "SUBSECTIONS", "PARAGRAPHS" and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words "HEREIN", "HEREOF", "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word "INCLUDING" means "INCLUDING, BUT NOT LIMITED TO".

           (g) Purchaser and Seller agree that, wherever this Agreement provides that Purchaser or Seller must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and Purchaser's or Seller's failure to take such action within the applicable time period shall be deemed to be an irrevocable waiver by Purchaser or Seller, as applicable, of such right or remedy; provided, however, in the event the date set forth in this Agreement for the performance of any action or the exercise any right or remedy shall not be a Business Day, then such date shall be extended to the immediately following Business Day.

           (h) No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

           (i) Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default, however, the Memorandum of Option with respect to the Options set forth in Section 6 hereof and any other memorandum required to be recorded pursuant to the provisions of this Agreement shall be recorded after the Closing.

           (j) This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Any counterpart may be executed by facsimile copy and shall be binding on the parties hereto.

           (k) Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

           (l) The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

           (m) This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within said State.

           (n) If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable.

           (o) If any litigation is commenced in connection with this Agreement, the Prevailing Party in such litigation shall be entitled to reimbursement of all reasonable attorneys' fees and expenses incurred by such prevailing party in connection with such litigation from the non-prevailing party. As used herein, the term "PREVAILING PARTY" shall mean the party that receives or is substantially awarded a material portion of the claims or other relief sought by such party as a result of such litigation. In any such litigation, Seller and Purchaser consent and submit to the exclusive jurisdiction of the courts of the State of New York located in Westchester County, New York, and waive any defense or objection to jurisdiction and venue in such courts.

           (p) SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

           (q) The provisions of this Section 23 shall survive the Closing.

                            [SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                           SELLER:

                           THE READER'S DIGEST ASSOCIATION, INC.,
                           a Delaware corporation

                           By: /s/ Michael Brizel
                               ----------------------------------------------
                               Name: Michael Brizel
                               Title: Senior Vice President
                                      and General Counsel


                           PURCHASER:

                           GAP III PROPERTIES LLC,
                           a Delaware limited liability company

                           By: /s/ Bary Marcus
                               ----------------------------------------------
                               Name: Bary Marcus
                               Title: Senior Vice President


                           SUMMIT DEVELOPMENT, LLC,
                           a Connecticut limited liability company

                           By: /s/ Felix Charney
                               ----------------------------------------------
                               Name: Felix Charney
                               Title: Managing Director


                           Solely for the purpose of agreeing to the provisions of Section 18:

                           WEIL, GOTSHAL & MANGES LLP
                           Escrow Agent

                           By: /s/ J. Philip Rosen
                               ----------------------------------------------
                               Name: J. Philip Rosen
                               Title: Partner